Exhibit (d)(9)

FORM OF STOCKHOLDERS AGREEMENT

By and Among

NUCLOBEL LUX 1 S.ÀR.L.,

NUCLOBEL LUX 2 S.ÀR.L.,

NEWS CORPORATION,

NDS HOLDCO INC.,

NDS GROUP LIMITED,

THE MANAGEMENT STOCKHOLDERS

and

THE OTHER STOCKHOLDERS LISTED HEREIN

Dated as of             , 2008

i

5.2	Right of First Refusal	21
5.3	Transfer Mechanics	22
5.4	Transfers to Third Parties after Transfer Offerees Decline Rights of First Refusal	22
5.5	Termination and Exceptions to Rights of First Refusal	23

	ARTICLE VI

TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS		23
6.1	Tag-Along Rights Generally	23
6.2	Allocation of Tag-Along Shares (other than to Management Stockholders)	25
6.3	Transfer Mechanics	26
6.4	Transfers to Third Parties after Stockholders Decline Tag-Along Rights	26
6.5	Tag-Along Rights With Respect to Shares Held by Management Stockholders	27
6.6	Tag-Along Costs	29
6.7	Termination and Exceptions to Tag-Along Rights	29
6.8	Drag-Along Rights	30
6.9	Exceptions to Drag-Along Rights	32
6.10	Management Put Option	33
6.11	Waiver of City Code on Takeovers and Mergers Protections	34

	ARTICLE VII

RIGHTS TO COMPEL A QUALIFYING IPO		34
7.1	Rights to Compel a Qualifying IPO	34
7.2	Post-IPO Sales of Company Shares	37

	ARTICLE VIII

PREEMPTIVE RIGHTS		38
8.1	Preemptive Rights	38
8.2	Catch Up Pre-emption Rights	39
8.3	Further Assurances	39
8.4	Certain Tax Considerations	39

	ARTICLE IX

COMPULSORY TRANSFER		40
9.1	Transfer Upon Termination of Management Stockholders’ Employment	40
9.2	Obligation to Sell Several	40
9.3	Sale Mechanics	40
9.4	Miscellaneous; Definitions	42

	ARTICLE X

CERTAIN OTHER AGREEMENTS		43
10.1	Agreements of the Company	43
10.2	Agreements of the Investor Group	44
10.3	Agreements of the Management Stockholders	45

	ARTICLE XI

REGISTRATION RIGHTS		46
11.1	Registration in Non-U.S. Jurisdictions	46
11.2	Registration in the United States	46
11.3	Registration in the European Union or Switzerland	47
11.4	Limitation on Subsequent Registration Rights	47

	ARTICLE XII

ADDITIONAL STOCKHOLDERS		47
12.1	Transferees of Stockholders or the Company	47
12.2	New Stockholders	48
12.3	Supplemental Agreements	48

	ARTICLE XIII

STOCK LEGENDS		48
13.1	Stock Certificate Legend	48

	ARTICLE XIV

TERM OF AGREEMENT		50
14.1	Term	50

	ARTICLE XV

UK TAX MATTERS		50
15.1	Certain Definitions	50
15.2	Consortium Relief	52
15.3	Payment for Consortium Relief	53
15.4	Refund of payment for Consortium Relief	54
15.5	Interest	54
15.6	Communication with HMRC	54
15.7	Groups of Companies	54
15.8	Maintenance of Consortium	54
15.9	Value Added Tax	55
15.10	Transfer Taxes	56
15.11	Taxation of Management Stockholders and holders of Employee Share Options	56

15.12	Withholding	56
15.13	Certain Other Matters	57

	ARTICLE XVI

MISCELLANEOUS		57
16.1	Confidentiality	57
16.2	Specific Performance	59
16.3	Consent to Jurisdiction, Etc	59
16.4	Fees and Expenses	60
16.5	Headings; No Third Party Beneficiaries	60
16.6	Entire Agreement	61
16.7	Notices	61
16.8	Applicable Law; Waiver of Jury Trial	63
16.9	Severability	64
16.10	Successors; Assigns; Transferees; Amendments; Waivers	64
16.11	Defaults; No Circumvention of Agreement	64
16.12	Further Assurances	64
16.13	Counterparts	65
16.14	Recapitalization, etc	65
16.15	Interpretation	65
16.16	Several Liability	65

Schedule of Management Stockholders

Schedule 1 – Certain Undertakings of Management Stockholders

Schedule 2 – [Intentionally Left Blank]

Schedule 3 – Permira Entities

Schedule 4 – Worked Examples of Economic Rights

Schedule 5 – Key Terms of Company Share Option Plan

Schedule 6 – Mandatory Ordinary Shares

Schedule 7 – Put Option

Exhibit A – Form of Articles of Association

Exhibit B – Registration Rights for U.S. Offerings

Exhibit C – European Qualifying IPO

Exhibit D – Form of Substantial Stockholder Agreement

Exhibit E – Fees and Expenses

Exhibit F – Deed of Adherence

v

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT dated as of [—], 2008 (the “Agreement”), by and among Nuclobel Lux 1 S.àr.l. (“Investor 1”), a private limited company (société à responsabilité limitée) incorporated in Luxembourg, Nuclobel Lux 2 S.àr.l. (“Investor 2”), a private limited company (société à responsabilité limitée) incorporated in Luxembourg (each an “Investor” and together the “Investors” or the “Original Investors” and together with their Permitted Transferees (as defined herein), being referred to collectively as the “Investor Group”), News Corporation, a Delaware corporation (“News Corporation”), NDS Holdco Inc. (“NDS Holdco,” and together with News Corporation and their Permitted Transferees, the “News Group”), NDS Group Limited, a company organized under the laws of England and Wales (the “Company” and together with its subsidiaries, the “Group”) and the persons listed in the Schedule of Management Stockholders attached hereto (such persons, together with any employees of the Group who become parties to this Agreement pursuant to the terms and conditions of this Agreement and each of their respective Permitted Transferees (as defined herein) who hold any Company Shares from time to time, are referred to herein, collectively, as the “Management Stockholders” and each, individually, a “Management Stockholder”), and such other persons or entities who or which become parties to this Agreement pursuant to the terms and conditions of this Agreement.

BACKGROUND

WHEREAS, the Company, each Investor, NDS Holdco and News Corporation are entering into a series of transactions and agreements (collectively, the “Transaction” and the “Transaction Agreements”, respectively), pursuant to and subject to the terms of which, among other things (i) all issued and to be issued Series A shares in the capital of the Company will be cancelled pursuant to a cancellation scheme of arrangement in accordance with Part 26 of the Companies Act 2006 (the “Scheme”) and the Original Investors will be issued Ordinary Shares (as defined herein) pursuant to the Scheme; (ii) following a capital reduction of the Company in accordance with sections 135-138 of the Companies Act 1985, NDS Holdco will retain Ordinary Shares; and (iii) Management Stockholders will invest in the Company in accordance with the Management Investment Agreement (as defined herein);

WHEREAS, upon the consummation of the Transaction, the issued share capital of the Company will consist of: (i) Ordinary Shares initially owned as follows: (A) the Original Investors will own approximately 51 per cent., (B) NDS Holdco will own approximately 49 per cent. (in each case prior to taking account of the dilution as a result of Ordinary Shares to be issued to the Management Stockholders as referred to in (C)(i)), and (C) Management Stockholders will own (i) between 0.154 per cent. and 1.52173 per cent of Ordinary Shares which shall dilute the Original Investors on one hand and NDS Holdco on the other pro rata; and (ii) 2,494,349 Hurdle Shares (as defined herein) being all the Hurdle Shares issued upon consummation of the Transaction, of which the EBT will subscribe for [—] Hurdle Shares.

WHEREAS, upon consummation of the Transaction, the Company shall have authorized but unissued share capital consisting of 887,165 Employee Shares, such Employee Shares being the shares in respect of which options will be granted pursuant to the Company Share Option Plan; and

WHEREAS, the Stockholders believe it to be in their best interests and in the best interests of the Company that they enter into this Agreement providing for certain rights and restrictions with respect to the Company Shares owned by them or their Permitted Transferees.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

As used in this Agreement, the following terms shall have the meanings ascribed to them below (such terms to be equally applicable to both singular and plural forms of the terms defined or referred to):

(a) The term “Additional Ordinary Shares” shall mean the Allocated Additional Ordinary Shares, as defined in the Management Investment Agreement, each stock certificate in respect of which shall carry a legend stating that such shares are Additional Ordinary Shares for the purposes of this Agreement.

(b) The term “Action” shall mean any judicial action, suit, or claim or legal, administrative or arbitration proceeding, investigation or review, including any settlement or compromise thereof or judgment or award therein.

(c) The term “Affiliate” shall mean:

(i) in respect of each member of the Original Investors:

(A) each Permira Entity; and

(B) any person directly or indirectly controlled by or controlling one or more of the Original Investors for so long as such control relationship exists (excluding any portfolio company of any Permira Fund other than a holding company established by any Permira Entity for the purposes of holding an interest in Company Shares).

(ii) in respect of each member of the News Group, any person directly or indirectly controlling, controlled by or under common control with News Corporation for as long as it is so controlled.

(iii) in respect of any other Investor, any person directly or indirectly controlled by or controlling the Investor for so long as it is so controlled or is so controlling.

(d) The term “Articles of Association” shall mean the amended and restated articles of association of the Company in the form attached hereto as Exhibit A (as may be amended from time to time).

(e) The term “Board” shall mean the Board of Directors of the Company.

(f) The term “Business Day” shall mean any calendar day which is not a Saturday, Sunday or public holiday in London, England, in Luxembourg or under the laws of the State of New York.

(g) The term “Change of Control Sale” shall mean any transaction or series of related transactions with the effect that one or more persons acting in concert together, other than the Original Stockholders or their Affiliates, will on consummation of such transaction or transactions hold more than 50 per cent. of the total voting power of the issued Company Shares entitled to vote in the election of directors or managers of the Company or any successor entity resulting therefrom.

(h) The term “Closing” shall mean execution of this Agreement by each of the Original Stockholders upon the Scheme becoming effective in all respects.

(i) The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j) The term “Company Shares” shall mean the Ordinary Shares, the Hurdle Shares, the Employee Shares and any other shares of any class or series in the capital of the Company, and any securities of the Company convertible into, or exercisable or exchangeable for, any such Ordinary Shares, Hurdle Shares, the Employee Shares or other shares in the capital of the Company.

(k) The term “Compensation Committee” shall mean the committee of the Board from time to time established with authority to determine matters in respect of remuneration and benefits of senior managers and employee benefits and incentive arrangements, which committee shall act through resolutions approved by at least one (1) Class A Director serving on such committee and at least one (1) Class B Director serving on such committee; provided, that, prior to a Qualifying IPO, the CEO (so long as the CEO shall be the Class C Director) shall be a member of such Compensation Committee, but shall not be entitled to participate in any decision, or vote upon any matter, relating to his compensation or employment.

(l) The term “Company Share Option Plan” shall mean the employee share option plan, to be adopted by the Company in accordance with the terms of the Agreement.

(m) The term “control,” means, from time to time:

(i) in the case of a body corporate the power to appoint or elect through the exercise of voting rights a majority of the directors or managers of such person or the power to direct the management and policies of such person;

(ii) in the case of a partnership, the right to exercise more than 50 per cent. of the votes exercisable at any meeting of partners of the partnership (and, in the case of a limited partnership operated by a general partner or manager, the right to be or the right to control its general partners or manager);

(iii) in the case of a Fund (other than a limited partnership), the right to be or the right to control the manager or adviser to or trustee or nominee of that Fund;

in each case, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

(n) The term “Deferred Shares” shall mean the deferred shares of US$0.01 each in the capital of the Company, with the rights set forth in the Articles of Association.

(o) The term “Drag Offer” means the offer pursuant to the Drag Notice as described in Section 6.8.

(p) The term “EBT” means the employee benefit trust established by the Company on terms approved by the Compensation Committee to hold Company Shares and other assets from time to time for the benefit of managers and employees of the Group.

(q) The term “Employee Share Options” shall mean the employee share options granted pursuant to the Company Share Option Plan.

(r) The term “Employee Shares” shall mean the employee shares of US$0.01 each in the capital of the Company, with the rights set forth in the Articles of Association.

(s) The term “Encumbrance” shall mean a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of preemption, third party right or interest, other encumbrance or security interest of any kind, or another type of agreement or arrangement having similar effect (excluding any restrictions imposed pursuant to United States federal or state securities laws or the securities laws of the United Kingdom).

(t) The term “European Qualifying IPO” shall mean an initial public offer of Ordinary Shares in the Company involving a Registration of the Company (or depositary receipts representing such ordinary share capital) pursuant to which the Company (or its ordinary share capital, or depositary receipts representing such ordinary share capital) becomes listed on a Recognized Investment Exchange located in the United Kingdom, any other member state of the European Union or Switzerland.

(u) The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

(v) The term “Family Member” shall mean, in relation to a Management Stockholder, his or her parents, his or her spouse or civil partner and/or his or her lineal descendants by blood or adoption and/or his or her step-children.

(w) The term “Family Trust” shall mean a trust (whether arising under a settlement, declaration of trust, testamentary disposition or on an intestacy) in respect of which the only beneficiaries (and the only persons capable of being beneficiaries) are the Management Stockholder who established the trust and/or his or her Family Members.

(x) The term “Finance Documents” shall mean (i) the senior facilities agreement dated August 14, 2008 between, amongst others, NDS Finance Limited (“Holdco”) as original borrower and original guarantor, the Company and certain of its subsidiaries as guarantors, the senior arrangers, the senior facility agent, the security trustee and certain financial institutions as lenders, (ii) the mezzanine facility agreement dated August 14, 2008 between, amongst others, Holdco as borrower and original guarantor, the Company and certain of its subsidiaries as guarantors, the mezzanine arrangers, the mezzanine facility agent, the security trustee and certain financial institutions as lenders and (iii) the vendor loan note to be issued by the Company to NDS Holdco pursuant to the terms of the Scheme upon Closing.

(y) The term “FSMA” shall mean the Financial Services and Markets Act 2000.

(z) The term “Fund” shall mean any unit trust, investment trust, investment company, limited partnership, general partnership, collective investment scheme, pension fund, insurance company, authorized person under FSMA or any body corporate or other entity, in each case the assets of which are managed professionally for investment purposes.

(aa) The term “Garden Leave” shall mean the period in respect of which a person who is employed or engaged by the Company or any of its subsidiaries is given a direction to perform no duties under his employment contract or contract for services during some or all of the notice period under that contract, and “being placed on Garden Leave” shall be construed accordingly.

(bb) The term “Hurdle Shares” shall mean the hurdle shares of US$0.01 each in the capital of the Company, with the rights set forth in the Articles of Association.

(cc) The term “ Management Investment Agreement” shall mean the management investment agreement originally entered into between, inter alia, the Original Investors, News Corporation, NDS Holdco and certain Management Stockholders, dated August 14, 2008.

(dd) The term “Mandatory Ordinary Shares” shall mean, in respect of each Management Stockholder, the number of Ordinary Shares set out opposite his name in Schedule 6 together with any further Ordinary Shares arising from the redesignation of Hurdle

Shares in accordance with the terms thereof and the stock certificates of which shall carry a legend stating that such shares are Mandatory Ordinary Shares for the purposes of this Agreement.

(ee) The term “Ordinary Shares” shall mean the B ordinary shares of US$0.01 each in the capital of the Company (including any Mandatory Ordinary Shares issued upon redesignation of Hurdle Shares).

(ff) The term “Original Stockholders” shall mean each of (i) News Corporation; (ii) NDS Holdco; (iii) Investor 1; (iv) Investor 2; and (v) in respect of each of them, each of their Permitted Transferees who holds any Company Shares from time to time.

(gg) The term “Original Investment Cost” shall mean US$63 being the amount of investment cost per Ordinary Share of the Original Investors.

(hh) The term “Partial Exit Event” shall mean any payment of dividend, payment in respect of a return of capital or repurchase of any Company Shares by the Company or any event in respect of which Management Stockholders have tag-along rights under Section 6.5 in respect of Mandatory Ordinary Shares.

(ii) The term “Permira Entities” shall mean the persons listed in Schedule 3.

(jj) The term “Permitted Transferee” shall mean, in respect of:

(i) each Investor, any Affiliate of the Investor or any member of the Group;

(ii) each of News Corporation or Nobel Holdco Inc., any Affiliate of News Corporation or any member of the Group;

(iii) any other Stockholder (other than a Management Stockholder), any Affiliate of such Stockholder or any member of the Group; and

(iv) a Management Stockholder, a Family Member, a Family Trust or, in respect of a Management Stockholder residing in or employed in Israel, a Section 102 Trust; provided that:

(1) any Transfer to such Family Member or Family Trust is for bona fide tax or estate planning purposes; and

(2) not more than 50 per cent. of the Hurdle Shares and Mandatory Ordinary Shares held by such Management Stockholder immediately upon closing of the Management Investment Agreement (or, in respect of a Management Stockholder who subscribes for or acquires Company Shares after closing of the Management Investment Agreement, of the aggregate number of Hurdle Shares and Mandatory Ordinary Shares acquired or subscribed for by him) may be Transferred to Family Members or Family Trusts of such Management Stockholder.

provided further that in the case of subsections (i) to (iv):

(A) each such transferor has obtained the prior written consent of the Company (acting through the Board) (which consent shall not be withheld unless, in the opinion of the Company (acting through the Board), such Transfer together with all other Transfers of Company Shares made after Closing could result in or create a significant risk (as defined below) that the Company may become subject to, or after any Registration will continue to be subject to, the informational requirements of the Exchange Act); and

(B) each such transferee (other than the Company) has agreed in writing, in accordance with Article XII hereof, to be bound by the terms and conditions of this Agreement to the same extent and in the same manner as the Stockholder transferring such Company Shares; provided further that the Transfer to any such person is in compliance with all applicable laws.

A “significant risk” shall be deemed to arise when the number of “holders of record” (as determined in accordance with the Exchange Act) is greater than 80 per cent. of the number of “holders of record” that would cause the application or continued application of the informational requirements of the Exchange Act under the then existing circumstances.

(kk) The term “person” shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.

(ll) The term “Prospectus” shall mean the prospectus or prospectuses included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Ordinary Shares covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

(mm) The term “Qualifying IPO” shall mean an initial public offering of Ordinary Shares in the Company involving a Registration of the Company (or depositary receipts representing such ordinary share capital), whether involving solely a primary offering or a combined primary and secondary offering, and pursuant to which the Company (or its ordinary share capital, or depositary receipts representing such ordinary share capital) becomes listed on a nationally recognized securities exchange in the United States or approved for quotation in the National Association of Securities Dealers, Inc. automated quotation system or listed on a Recognized Investment Exchange or a European Qualifying IPO.

(nn) The term “Recognized Investment Exchange” shall have the meaning given to it in section 285 FSMA as of the date of the Closing.

(oo) The term “Registration” shall mean a bona fide public offering of shares in the capital of the Company (or depositary receipts representing such share capital) (i) pursuant to an effective Registration Statement under the Securities Act and in compliance with all applicable state securities laws in the United States or (ii) which (A) does not result in the listing of shares in the capital of the Company (or depositary receipts representing such share capital) on a nationally recognized securities exchange in the United States or the approval of shares in the capital of the Company (or depositary receipts representing such share capital) for quotation in the National Association of Securities Dealers, Inc. automated quotation system, (B) results in a listing of shares in the capital of the Company (or depositary receipts representing such share capital) on an internationally recognized securities exchange outside of the United States and (C) does not require registration under the Securities Act or applicable state securities laws in the United States.

(pp) The term “Registration Statement” shall mean a registration statement, prospectus, listing particulars, offering circular or similar document issued in connection with any Qualifying IPO.

(qq) The term “Related Party” shall mean: (i) any person who is or was an executive officer or director of the Company; (ii) any person or group of persons that beneficially owns more than 5% of the Company’s Ordinary Shares or any Affiliate of any such person (excluding, in the case of a member of the Investor Group, any limited partner or investor in any Permira Entity which is a Fund); (iii) any Family Member of any of the foregoing; or (iv) any firm, corporation or other entity in which any of the foregoing is employed or which is owned or controlled in substantial part by any of the foregoing.

(rr) The term “Related Party Transaction” shall mean (i) any transaction between any member of the Group and any Related Party and (ii) any transaction with a Management Stockholder, in each case, outside of the ordinary course of business (for the avoidance of doubt, excluding any transaction expressly provided for pursuant to the Transaction Agreements).

(ss) The term “Representative” shall mean, with respect to a particular person, any financial advisor, director, officer, partner, employee or consultant, general partner, co-owner, member, nominee, managing director or controlling person of such person.

(tt) The term “Securities Act” shall mean the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.

(uu) The term “SEC” shall mean the United States Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

(vv) The term “Section 102 Trust” shall mean a trust or plan established under section 102 of the Israeli Income Tax Ordinance 1961.

(ww) The term “Service Agreement” shall mean the New Master Intercompany Agreement, dated as of             , 2008, between the Company and News Corporation.

(xx) The term “Stockholders” shall mean each of (i) News Corporation, (ii) NDS Holdco, (iii) Investor 1, (iv) Investor 2, (v) the Management Stockholders, (vi) persons who have acquired Company Shares from, and are Permitted Transferees of, any of them, and any combination of them, and (vii) such other persons who become parties to this Agreement pursuant to the terms and conditions of this Agreement.

(yy) “Stockholders Rights” means the voting and any other rights attaching to the Company Shares (including, without limitation, any right to appoint a director in respect of a holding of Company Shares) and any other rights conferred on the Stockholders pursuant to this Agreement;

(zz) The term “Substantial Stockholder Agreement” shall mean the agreement in the form set out in Exhibit D.

(aaa) The term “Third Party” shall mean, with respect to any Stockholder, any person other than (i) such Stockholder’s Permitted Transferees or other Affiliates (excluding, in the case of the members of the Investor Group, any limited partner of any Permira Entity which is a fund), (ii) any Original Stockholder, and (iii) the Company or any other member of the Group.

(bbb) A “Third Party Offer” shall mean (A) any offer in writing by a Third Party that is a financial investor (as opposed to a trading entity) or an entity controlled by one or more such financial investors setting forth a specific purchase price payable in cash and a closing date of no more than the later of one hundred eighty (180) days therefrom and thirty (30) days following satisfaction of any and all conditions thereunder and which is fully financed and subject only to mandatory or suspensory anti-trust or other regulatory approvals; or (B) any other offer by a Third Party the transferee pursuant to which is consented to pursuant to Section 5.1(a)(6).

(ccc) The term “Transfer” shall mean any direct or indirect sale, assignment, mortgage, transfer, pledge, gift, hypothecation or other disposition of or transfer of shares or interests therein.

ARTICLE II

CORPORATE GOVERNANCE

2.1 Voting of Stockholders.

(a) To the extent not already authorized and approved, immediately following the Closing, each Stockholder shall use its respective best efforts (i) to procure that a general meeting of the Stockholders and, as necessary, meetings of the holders of any class of Company Shares are convened and held for the purpose of approving (x) the Articles of Association and the adoption of the Articles of Association as the articles of association of the Company with effect from the conclusion of the general meeting and (y) authorizing the issue of Ordinary Shares and Hurdle Shares pursuant to the Management Investment Agreement and of Employee Shares in accordance with the Employee Share Options or that written resolutions of the members of the Company and, as necessary, any class of Company Shares approving, adopting and authorizing each thereof by the Company are circulated to each of the Stockholders in accordance with the requirements of the Companies Act 2006, (ii) to exercise, or cause to be exercised, the voting rights attached to all Company Shares (to the extent entitled to vote) owned or held of record by such Stockholder at such general meeting or class meetings of the Stockholders, or in respect of any such written resolutions to be executed in lieu of such a meeting of Stockholders, in favor of or to approve such matters and (iii) to take all other reasonable actions to ensure that all necessary Stockholder or Board (where applicable) approvals required or desired in connection with the adoption and approval of the Articles of Association and the authorization of the issue, allotment or transfer of such shares are obtained.

(b) From and after the Closing, each Stockholder shall exercise the voting rights attached to its Company Shares (to the extent entitled to vote) at any general meeting of the Stockholders and, as necessary, meetings of the holders of any class of Company Shares or in respect of any written resolution executed in lieu of any such meetings and shall take all other actions (including using its reasonable best efforts to cause the Board (where applicable) to take all actions) necessary to give effect to the agreements contained in this Agreement.

(c) From and after the Closing, each Stockholder shall exercise the voting rights attached to its Company Shares (to the extent entitled to vote), at each general meeting of Stockholders and, as necessary, meetings of the holders of any class of Company Shares or in respect of any written resolution executed in lieu of any such a meetings, and shall take all actions reasonably necessary in its capacity as a Stockholder or a holder of any class of Company Shares, to ensure that the Articles of Association do not, at any time, conflict with the provisions of this Agreement. From and after the Closing, each of the News Group and the Investor Group shall use its reasonable best efforts to cause the Class A Directors and the Class B Directors, respectively (as defined in Section 2.2 below), to act in a manner consistent with the provisions of this Agreement.

(d) Each Stockholder hereby acknowledges and agrees that, in addition to any applicable quorum requirements provided for under the Articles of Association, at least one member of the News Group and at least one member of the Investor Group shall be present, in person or by proxy, to constitute a quorum for the conduct of business at any meeting of the Stockholders; provided, that any meeting at which two (2) or more Stockholders are present in person or by proxy, shall be quorate if such Stockholders meeting has been adjourned more than two (2) times as a result of being inquorate.

(e) From and after the Closing, in the event that any action to be taken by the Company requires approval by the affirmative vote of any class of Company Shares (other than the B Ordinary Shares), either at a meeting of the holders of shares of such class or by written resolution executed in lieu of any such meeting, each Stockholder hereby agrees that such Stockholder shall, to the extent that such Stockholder is the holder of any Company Shares of the applicable class, vote its Company Shares of the applicable class in the same proportion as is directed by written instruction of the holders of at least a majority of the B Ordinary Shares entitled to vote at general meetings of the Company in accordance with the Articles of Association.

2.2 Composition and Designation of the Board.

From and after the Closing, the Board shall be composed of seven (7) directors. Each Stockholder shall exercise the voting rights attached to its Company Shares (to the extent entitled to vote), at each general meeting of the Stockholders at which proposals relating to the filling of positions on the Board are to be considered, or in any written resolution executed in lieu of such a meeting of Stockholders which relates to such matters, and shall take all actions reasonably necessary, to ensure the election to the Board of the following individuals: (i) three (3) individuals designated by News Corporation (the “Class A Directors” and each a “Class A Director”); (ii) three (3) individuals designated by the Original Investors (the “Class B Directors” and each a “Class B Director”); and (iii) one (1) individual designated by mutual written consent of News Corporation and the Investors, who shall also serve as the Chief Executive Officer of the Company unless the Original Investors and News Corporation mutually agree that another person shall serve as the Chief Executive Officer of the Company (the “CEO” and, in his capacity as a director, the “Class C Director”) subject to the provisions of Sections 2.3(b) and 2.10 below. To effectuate the provisions of this Section 2.2, the Secretary of the Company, or if there be no Secretary such other officer of the Company as the Board may appoint to fulfill the duties of Secretary (the “Secretary”), shall not record, and the Company shall not give effect to, any vote or consent contrary to, or inconsistent with, the terms of this Section 2.2. The Stockholders agree not to appoint a Chairman of the Company, except with respect to any meeting of the Stockholders.

2.3 Replacement of Directors and Vacancies.

(a) Class A Directors and Class B Directors. If, following election to the Board pursuant to Section 2.2 hereof, any Class A Director or Class B Director shall resign, die or be removed (which removal may be effected with or without cause but shall only be effected by News Corporation, in the case of a Class A Director, or the Original Investors, in the case of a Class B Director) or be unable to serve for any reason prior to the expiration of such director’s term, either News Corporation, in the case of a Class A Director, or the Investors, in the case of a Class B Director, shall within thirty (30) days following such event, notify the Board in writing of a replacement Class A Director or Class B Director, as the case may be, and all Stockholders shall exercise the voting rights attached to their Company Shares (to the extent entitled to vote), at any general meeting at which proposals relating to the filling of vacancies on the Board are to be considered, or in any written resolution executed in lieu of such a meeting of Stockholders which relates to such matters, and shall take all actions necessary, to ensure the election to the Board of such replacement Class A Director or Class B Director, as the case may be, to fill the unexpired term of the Class A Director or Class B Director who had resigned, died or been removed.

(b) Class C Director. The Class C Director may be removed at any time (with or without cause) by the mutual written consent of News Corporation and the Investors. Any vacancy caused by the removal, death or resignation of the Class C Director shall be filled by mutual written consent of News Corporation and the Investors as promptly as practicable following the creation of such vacancy.

(c) Removal of Directors. For the avoidance of doubt, each Stockholder shall exercise the voting rights attached to its Company Shares (to the extent entitled to vote), at each general meeting of the Stockholders at which proposals relating to the removal of any director in accordance with this Section 2.3 are to be considered, or in any written resolution executed in lieu of such a meeting of Stockholders which relates to such matters, and shall take all actions reasonably necessary, to ensure the removal of any director in accordance with this Section 2.3.

2.4 Calling General Meetings for the Removal of Directors.

Each Stockholder hereby agrees to use its best efforts to convene, or use its reasonable best efforts to cause the appropriate officers and directors of the Company to convene, a meeting of Stockholders and to exercise the voting rights attached to the Company Shares (to the extent entitled to vote) owned or held of record by such Stockholder for, or to take all actions by written resolution in lieu of any such meeting necessary to cause, the removal (with or without cause) of any director if the Stockholders designating such director pursuant to Section 2.2 hereof request in writing removal for any reason. Except for any action taken in accordance with the previous sentence of this Section 2.4, each Stockholder further agrees to take no action, whether by exercise of the voting rights attached to its Company Shares or otherwise, with respect to the removal of any director that was not designated by such Stockholder pursuant to Section 2.2 hereof.

2.5 Convening Meetings for the Enforcement of Corporate Governance Provisions.

In order to effectuate the provisions of this Article II, each Stockholder hereby agrees that when any action or vote is required to be taken by such Stockholder pursuant to this Agreement, such Stockholder shall use its best efforts to convene (including, without limitation, by exercising the voting rights attached to its Company Shares) or use its reasonable best efforts to cause the appropriate officers and directors of the Company to convene, a general meeting of Stockholders, as the case may be, or execute or cause to be executed a resolution in lieu of any such meeting, to effectuate such Stockholder action.

2.6 Actions by the Board.

(a) Except as required by applicable law or the Articles of Association, at all meetings of the Board, a minimum of four (4) directors, including at least one (1) Class A Director and one (1) Class B Director shall constitute a quorum for the transaction of business; provided that a majority of the directors shall constitute a quorum if (i) the Class A Directors or Class B Directors shall have recused themselves from a meeting of the Board or (ii) any meeting of the Board shall have been postponed more than two (2) times because of repeated non-attendance by any director(s). If a quorum shall not be present at any meeting of the Board or any committee thereof, the directors present thereat may adjourn the meeting from time to time and the directors present thereat shall cause notice to be given to all directors of the time and place of the adjourned meeting, until a quorum shall be present. Whenever a quorum is present, the act of a majority of the directors or committee members present at any meeting shall be the act of the Board or such committee.

(b) Regular meetings of the Board shall occur at least ten (10) times per year in accordance with a schedule approved by the Class A Directors and Class B Directors at the beginning of each year. In addition, meetings of the Board may be held, following reasonable advance written notice of not less than ten (10) days (or such shorter period as one Class A Director and one Class B Director may agree), whenever requested by any Class A Director or Class B Director. Members of the Board, or any committee thereof, may participate in a meeting of the Board or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.6(b) shall constitute presence in person at such meeting.

(c) The Board shall oversee the management of the Company and may exercise all such powers of the Company and do all such lawful acts and things as are not required to be exercised or done by the Stockholders by applicable law or by the Articles of Association or by this Agreement; provided, that no Fundamental Action may be approved at any meeting of the Board which is convened pursuant to the proviso to the first sentence of Section 2.6(a).

2.7 Committees of the Board.

(a) The Board may designate one or more committees; provided, that (i) the Board shall designate an audit committee and a Compensation Committee from Closing and maintain the existence of such committees until the termination of this Agreement in accordance with its terms and (ii) any designation of any other committee of the Board shall require approval as a Fundamental Action in accordance with Section 2.8. Each committee of the Board shall be composed of an equal number of Class A Directors and Class B Directors and, if designated by the Board, the Class C Director; provided, that the CEO shall be a member of the Compensation Committee for so long as the CEO shall be the Class C Director.

(b) Except as required by applicable law or the Articles of Association at all meetings of any committees of the Board, a minimum of at least one (1) Class A Director and one (1) Class B Director shall constitute a quorum for the transaction of business.

2.8 Fundamental Actions.

In addition to any other approvals required by applicable law or the Articles of Association, without a resolution approved by a majority of the Board and at least one of each of the Class A Directors and the Class B Directors, neither the Company nor any other member of the Group shall take any of the following actions (each, a “Fundamental Action”):

(a) approve any amendment to this Agreement or any other Transaction Agreement, or amend any of its memorandum or articles of association or other organizational documents other than the organizational documents of any of the Company’s wholly owned subsidiaries;

(b) issue, deliver, grant, sell or exchange or agree to issue, deliver, grant, sell or exchange, any shares, equity interests, warrants, rights, options or other securities of the Company or any other member of the Group (the “Securities”) save for issues pursuant to the Management Investment Agreement or in accordance with the terms of the Company Share Option Plan or to effect any reorganization or debt capitalization within the Group (provided that such reorganization or capitalization only includes the issuing of shares or interests to other members of the Group);

(c) repurchase, redeem or otherwise acquire for any consideration any Securities or declare, set-aside or pay any dividends, distributions or other payments (whether in cash, stock or other non-stock property) of earnings or capital in respect of any Securities, other than dividends, distributions or other payments by a wholly owned subsidiary of the Company to the Company or any of the Company’s other wholly owned subsidiaries;

(d) acquire (including by way of merger, consolidation or other business combination, whether or not the Company or member of the Group survives such merger, consolidation or business combination) or exchange with any third party any stock, assets, properties or business of any third party for a gross consideration (including any amount of debt assumed and the market value of any cash consideration) in excess of $20 million in the aggregate in any given year;

(e) sell, assign, transfer, lease, license or otherwise dispose of, in any single transaction or related series of transactions, any of its assets, properties or businesses whose market value is in excess of $20 million in the aggregate in any given year;

(f) incur or guarantee any indebtedness in aggregate excess of $10 million in the aggregate in any given year over the amounts available under the Finance Documents or amend or waive any term of the Finance Documents or refinance any indebtedness incurred pursuant to the Finance Documents or mortgage, pledge or otherwise voluntarily encumber any of its assets, other than in connection with any such incurrence of indebtedness or other than liens or title retention clauses in either case operating in the ordinary and normal course of trading;

(g) approve the annual operating plan of the Group or the annual budget of the Group or any material modification thereto;

(h) cause any material change in the nature of its business;

(i) enter into any Related Party Transaction (other than the Service Agreement) or amend any Related Party Transaction (including the Service Agreement);

(j) commence, compromise, settle or dismiss any Action, except for any Action brought in the ordinary course of business where the amount of potential damages would not reasonably be expected to exceed $5 million in the aggregate in any given year or in respect to material intellectual property of the Group;

(k) modify the terms of employment of the CEO (subject to the provisions set forth below in Section 2.10);

(l) adopt or modify any equity-based or cash incentive plan for management of the Group (including the Company Share Option Plan) or adopt any share option plan (other than the Company Share Option Plan) or modify the terms of any share option plan;

(m) enter into or modify any licensing arrangement with respect to material intellectual property owned, used or licensed to any member of the Group or dispose of any such material intellectual property or right therein;

(n) authorize, commit or make any capital expenditures, capital additions or capital improvements in the aggregate in excess of $5 million more than the amount authorized in the annual operating plan of the Group or the annual budget of the Group, in each case, adopted by the Board in compliance with the terms of this Agreement;

(o) modify any of its accounting principles and practices or replace its auditors or independent public accountants;

(p) pass any resolution for its winding up or present any petition for its administration, bankruptcy or vary, create, increase, reorganize, consolidate, subdivide, convert, reduce, redeem, repurchase, redesignate or otherwise alter its authorized or issued share capital or vary, modify, abrogate or grant any rights attaching to any such share capital; and

(q) enter into any agreement, or otherwise obligate or commit the Company or its Subsidiaries to, do any of the foregoing.

Notwithstanding anything to the contrary in the Articles of Association, each Stockholder hereby acknowledges and agrees that the Board shall only be permitted to authorize or effect, or agree to authorize or effect, (A) any issuance of Securities of the type set forth in Section 2.8(b) or (B) any incurrence of indebtedness of the type set forth in Section 2.8(f), if, in each case, such action shall have been approved as a Fundamental Action in accordance with Section 2.8.

2.9 Deadlock Resolution.

In the event that, from time to time, any proposed annual operating plan of the Group or any proposed annual budget of the Group is not approved in accordance with Section 2.8(g), subject to the proviso below, the Company will continue to be managed in accordance with the last duly approved annual operating plan or annual budget, as adjusted only (and subject always to the proviso below) to reflect (i) the impact of consumer price index in each country where the Group operates on the operating costs of the Group, (ii) increases in costs pursuant to contractual obligations and (iii) an increase in research and development expense consistent with achieving an increase of an additional 1 per cent in the EBITDA margin over the EBITDA margin of the previous year; provided that the foregoing adjustments shall be applied to the maximum extent possible (unless agreed otherwise by resolution of the Board approved by at least one Class A Director and one Class B Director) without causing the relevant operating plan or annual budget to result, whether as a consequence of such adjustments or otherwise, in the budgeted EBITDA during the relevant financial year being such that if the actual EBITDA for that financial year were to be at or below 90% of the budgeted EBITDA, any of the financial covenants set out in the Finance Documents (as amended from time to time or any finance agreements entered into upon any refinancing of the any of the facilities thereunder) would be or might reasonably be expected to be breached when tested during the next six (6) quarterly testing periods in accordance with such Finance Documents.

2.10 CEO of the Company: Removal and Vacancies.

(a) The initial CEO of the Company and C Director on Closing shall be Dr. Abraham Peled.

(b) If the CEO is removed in his capacity as a director in accordance with the provisions for the removal of the Class C Director described above in Section 2.3(b), then the CEO shall automatically be removed in his capacity as chief executive officer of the Company, unless News Corporation and the Investors mutually agree otherwise; provided, that nothing in this Section 2.10(b) shall prejudice any rights of the CEO under such CEO’s service agreement with the Company.

2.11 Designation of Shares Pursuant to Article 4.4 of the Articles of Association.

The Original Investors confirm that they have delivered written notices to the Company, such notices to become effective simultaneously upon the Scheme becoming effective, pursuant to article 4.4 of the Articles of Association irrevocably designating an aggregate number of Ordinary Shares held by them as non-voting shares such that the designated number of shares shall be deemed issued for all purposes as non-voting shares, so that, after giving effect to such designation, the members of the News Group, on the one hand, and the members of the Investor Group, on the other hand, shall have equal voting power in respect of the aggregate Ordinary Shares held by them.

ARTICLE III

ECONOMIC ENTITLEMENT OF COMPANY SHARES

3.1 Economic Entitlements.

[The Stockholders agree that the economic entitlement of the holders of the classes of Company Shares shall be determined in accordance with the terms of the Articles of Association applied on a basis consistent with the examples set forth on Schedule 4 and that the parties will procure that any proceeds available for distribution upon such an event shall be distributed in accordance therewith. Each of the Stockholders hereby agrees to use its best efforts to convene, or use its reasonable best efforts to cause the appropriate officers and directors of the Company to convene, a meeting of Stockholders and, as necessary, meetings of the holders of any class of Company Shares and exercise the voting rights attached to its Company Shares (to the extent entitled to vote) to vote in favor of any resolution of the Stockholders of the Company (or any class thereof) or to take all actions by written resolution in lieu of any such resolutions and enter into any such agreements or arrangements as may be necessary or required to give effect thereto and, if necessary, to amend the terms of the Articles of Association as necessary or desirable. In the event of any dispute as to the application of the Articles of Association or the examples set forth on Schedule 4, the matter shall be referred to the Board and the decision of the Board (acting through a resolution approved by at least one (1) Class A Director and at least one (1) Class B Director) shall bind the parties hereto.]1

[1]	Each of News Corporation and the Original Investors will instruct PricewaterhouseCoopers (“PwC”) to prepare the examples described in Section 3.1. PwC shall prepare such examples as promptly as practicable following execution of the Implementation Agreement. If such examples are reasonably acceptable to each of News Corporation and the Original Investors (in consultation with the CEO), then such examples will be included as Schedule 4 to this Agreement.

3.2 Redesignation of Hurdle Shares.

Each of the Stockholders hereby agrees that it shall not take any action to cause the redesignation of the Hurdle Shares other than in accordance with the Articles of Association.

ARTICLE IV

ALLOCATION OF UNISSUED SHARES AND COMPANY SHARES HELD BY THE EBT,

THE CALL OPTION AND COMPANY SHARE OPTION PLAN

4.1 Allocation of Company Shares held by the EBT.

(a) Immediately following completion of the Management Investment Agreement, [—] Hurdle Shares will be issued to the EBT. Such Hurdle Shares may be issued to such management and employees of the Group or to the EBT in such amounts and on such terms as the Compensation Committee shall determine from time to time, after taking into consideration the recommendation of the CEO.

(b) Any Company Shares held from time to time by the EBT may be transferred by the EBT to such management and employees of the Group in such amounts and on such terms as the Compensation Committee shall from time to time determine, after taking into consideration the recommendation of the CEO.

(c) In the event that any Hurdle Shares are held by the EBT immediately prior to a Change of Control, a Qualifying IPO or winding up, such Hurdle Shares shall be transferred to such management and employees of the Group on such terms as the Compensation Committee shall determine after taking into consideration the recommendation of the CEO (subject only to any such management or employees agreeing to purchase such shares). If for any reason such Hurdle Shares are not Transferred prior to a Change of Control, Qualifying IPO or winding up, the Company shall (and all Stockholders shall use their reasonable efforts to procure that the Company shall) recommend that the EBT shall distribute all proceeds received by it in respect of such Hurdle Shares to management and employees of the Group as soon as reasonably possible following such Change of Control, Qualifying IPO or winding up.

(d) The parties hereby agree that, notwithstanding any other provision of this Agreement, no additional Hurdle Shares shall be issued to any person other than the EBT or any employee or manager of the Group.

4.2 Dr. Abraham Peled call option.

(a) Dr. Abraham Peled hereby agrees that the Company acting upon the direction of the Compensation Committee shall be entitled to require him to sell up to a maximum aggregate of 103,765 Hurdle Shares and 4,952 Ordinary Shares of the Hurdle Shares and Ordinary Shares subscribed for by him pursuant to the Management Investment Agreement to such existing and future managers and employees as the Compensation Committee may from time to time determine. In order to exercise its right hereunder, the Company shall deliver a written notice to Dr. Peled in accordance with Section 16.7 stating the number of Hurdle Shares and/or Ordinary Shares to be transferred pursuant to such notice, the name of the proposed transferee and the consideration payable per Hurdle Share and Ordinary Share being the price agreed between Dr. Peled and the Compensation Committee or failing such agreement the Fair Market Value of such Hurdle Shares and Ordinary Shares at the relevant time (as determined in accordance with the provisions of Article IX) (the “Call Notice”). The Call Notice will specify a date (being not less than ten (10) days and not more than thirty (30) days after the date of the Call Notice) upon which the transfer of the Hurdle Shares and Ordinary Shares specified in the Call Notice is to be completed (the “Call Option Completion Date”).

(b) On the Call Option Completion Date, Dr. Peled shall transfer the legal and beneficial title to the number of Hurdle Shares and Ordinary Shares specified in the Call Notice, free from all Encumbrances and with full title guarantee to the person or persons named in the Call Notice by delivering to the Company on or before the Call Notice Completion Date:

(i) executed transfer(s) in favor of the person(s) named in the Call Notice in respect of the specified number of Hurdle Shares and Ordinary Shares; and

(ii) share certificate(s) in respect of such Hurdle Shares and Ordinary Shares,

all against payment in cash of the aggregate consideration due in respect of such Hurdle Shares and Ordinary Shares by wire transfer of immediately available funds to an account nominated by Dr. Peled by notice served in accordance with Section 16.7.

(c) The Company shall be entitled to serve a number of Call Notices and a Call Notice may be served at any time after Closing provided that the aggregate number of Hurdle Shares and Ordinary Shares to be transferred by Dr. Peled pursuant to all such Call Notices shall not exceed 103,765 Hurdle Shares and 4,952 Ordinary Shares.

(d) In the event Dr. Peled defaults on his obligations under Section 4.2(b) the Company may receive from the purchaser the funds in respect of the Hurdle Shares and Ordinary Shares comprised in the Call Option Notice and Dr. Peled shall be deemed to have appointed the Secretary of the Company to act as his agent to execute a transfer of the applicable Hurdle Shares and Ordinary Shares to the appropriate purchaser and upon execution of such transfer, the Company shall hold such funds in trust for Dr. Peled and pay such amount to an account nominated by him by notice served in accordance with Section 16.7 upon his compliance with the provisions of Section 4.2(b) above. The receipt by the Company of such funds shall discharge such purchaser and, after such purchaser’s name has been entered into the register of members of the Company, such sale shall be deemed consummated and shall not be contested by Dr. Peled.

(e) Dr. Peled acknowledges and agrees that the authority conferred under Section 4.2(d) is necessary as a security for the performance by him of his obligations under this Article IV.

4.3 Company Share Option Plan.

On Closing or as soon as practicable following Closing, the Company shall adopt the Company Share Option Plan on terms consistent with those set out in Schedule 5 and otherwise approved by the Compensation Committee and the Compensation Committee will grant options over an aggregate of 887,165 Employee Shares exercisable at an exercise price per share equal to the Original Investment Cost. Such options shall be granted to such employees of the Group and over such number of Employee Shares (in aggregate not exceeding 887,165 Employee Shares) as the Compensation Committee shall determine after taking into consideration the recommendation of the CEO. Future grants of options over Employee Shares will be made in accordance with the terms of Schedule 5 and the rules adopted from time to time as governing the Company Share Option Plan.

4.4 Taxation considerations.

In determining the terms and basis of the allocation of any unissued Hurdle Shares, Hurdle Shares held by the EBT or any Hurdle Shares being the subject of the Call Option pursuant to Section 4.2 or the adoption of the final terms of the Company Share Option Plan, it is agreed that the Company shall seek to take such steps as may be reasonable to ensure that tax, national insurance or social charges to be incurred by the Company or the relevant employees are mitigated to a reasonable extent provided that in doing so, it is recognized that the individual positions of management and employees subject to tax in differing jurisdictions may be such that it is not possible to take such steps without prejudicing the position of other management or employees or the Company and in such cases, for the purposes of this Section 4.4, the Company (acting through a resolution of the Board approved by at least one (1) Class A Director and at least one (1) Class B Director) shall determine the terms and basis in its absolute discretion.

ARTICLE V

RESTRICTIONS ON TRANSFER; RIGHTS OF FIRST REFUSAL

5.1 Restrictions on Transfer.

(a) Prior to completion of a Qualifying IPO, no Company Shares now or hereafter owned by any Stockholder or any interest therein may be Transferred, except, subject to all applicable laws and the provisions of this Section 5.1:

(i) in the case of any member of the News Group or the Investor Group:

(1) for a Transfer to any of its Permitted Transferees;

(2) for a Transfer (effected in accordance with the terms of Section 10.2(b)) by any member of the Investor Group in order to ensure compliance with the terms of Section 10.2;

(3) following the third anniversary of the Closing, for any Transfer of Company Shares in connection with the exercise by the Investors of its rights under Article VII hereof;

(4) at any time following the third anniversary of the Closing, for any Transfer by a member of the Investor Group of Company Shares to any Third Party pursuant to a Third Party Offer, subject to the application of the right of first refusal set forth in Sections 5.2 through 5.5 hereof and the tag-along rights set forth in Article VI hereof;

(5) following the fifth anniversary of the Closing, for any Transfer by a member of the News Group of Company Shares to any Third Party pursuant to a Third Party Offer, subject to the application of the right of first refusal set forth in Sections 5.2 through 5.5 hereof and the tag-along rights set forth in Article VI hereof;

(6) with the prior written consent of News Corporation, in the case of a transfer by an Investor, or of the Original Investors, in the case of a transfer by a member of the News Group, subject to the application of the tag-along rights set forth in Section 6.5;

provided that, unless News Corporation agrees otherwise, at all times prior to completion of a Qualifying IPO or the exercise of the drag along rights in accordance with Section 6.7, the Original Investors together with their Affiliates shall retain in aggregate a minimum percentage of the issued Ordinary Shares as at completion of the Management Investment Agreement equal to 50.1 per cent. minus the percentage of such issued Ordinary Shares held by the News Group as at completion of the Management Investment Agreement.

(ii) in the case of any transfer of Company Shares held by a Management Stockholder:

(A) for a Transfer to any of its Permitted Transferees;

(B) for any Transfer required to be made pursuant to Article IX hereof or, in the case of Dr. Peled, to be made pursuant to Section 4.2;

(C) for any Transfer pursuant to Sections 6.5 and 6.7 hereof; and

(D) with the prior written consent of News Corporation and the Original Investors.

(b) Any Transfer of Company Shares made pursuant to this Section 5.1 to a Permitted Transferee shall be effective only if such Permitted Transferee shall agree in writing to be bound by the terms and conditions of this Agreement pursuant to the provisions of Article XII hereof. No Transfer of Company Shares in violation of this Agreement shall be made or registered on the books of the Company and any such Transfer shall be void ab initio and of no effect.

(c) For the avoidance of doubt, each Stockholder and Permitted Transferee agrees to be bound by the restrictions on the Transfer of Company Shares set forth in this Agreement notwithstanding any conflict between any such restrictions and any right to Transfer Company Shares provided for under the Articles of Association.

5.2 Right of First Refusal.

(a) Subject to the restrictions of Section 5.1 hereof and the limitations of Section 5.5 hereof, and except as provided in this Article V, prior to the application of any of the provisions of Sections 6.1 through 6.5 hereof (other than in respect of the provision of a Combined Notice), if, at any time following the third anniversary of the Closing, any of the Investors (or any of their Permitted Transferees), or at any time following the fifth anniversary of the Closing, a member of the News Group (or any of their Permitted Transferees) or any of the Investors (or any of their Permitted Transferees) (each, an “Offering Stockholder”) receives a Third Party Offer (being an offer for cash consideration only) which the Offering Stockholder wishes to accept (a “Transfer Offer”) from any Third Party (the “Offeror”) to purchase any Company Shares (the “Transfer Shares”) then owned by the Offering Stockholder (or its Permitted Transferees), the Offering Stockholder shall cause the Transfer Offer to be reduced to writing and shall provide a written notice (the “Right of First Refusal Notice”) of such Transfer Offer to the Company, and the Company shall provide written notice of such Transfer Offer to the Investors or News Corporation, as applicable (in each case, together with their respective Permitted Transferees who hold Company Shares at the relevant time, the “Transfer Offerees”), in the manner set forth in Section 16.7 hereof. The Right of First Refusal Notice shall also contain an irrevocable offer to sell the Transfer Shares to one or more Transfer Offerees (in the manner set forth below) or any such Transfer Offeree’s designee (provided, that in the case of any of the Investors, such designee must be a financial investor to whom Company Shares could be Transferred without violating Article 40 of the Articles of Association) at the same cash price and upon substantially the same terms and conditions as contained in the Transfer Offer and shall be accompanied by a true and correct copy of the Transfer Offer (which shall identify the Offeror, the Transfer Shares, the price contained in the Transfer Offer and all the other terms and conditions of the Transfer Offer); provided that (x) the Right of First Refusal Notice shall be combined with the notice described in Section 6.1(b) (such notices, a “Combined Notice”), (y) such Combined Notice shall state, other than where the Transfer Offerees are the Original Investors, that in the event that the offer(s) to sell all of the Transfer Shares to the Transfer Offerees or their respective designees are not accepted in full in accordance with this Section 5.2, then such notice shall constitute an offer with respect to Tag-Along Shares in accordance with Section 6.1 hereof and (z) references herein to a Right of First Refusal Notice shall be deemed to include any such Combined Notice.

(b) News Corporation or the Investors (together with their respective Permitted Transferees who hold Company Shares at the relevant time) or their respective designees Permitted Transferees, as applicable, shall have the right and option, within forty-five (45) days after the date the Combined Notice is received by it (such forty-five (45) day period, the “Notice Period”), to accept (on behalf of the Transfer Offerees) irrevocably such offer, in the aggregate, as to all, but not part (unless otherwise consented to by the Offering Stockholder and the Offeror), of the Transfer Shares. In the event that News Corporation or the Investors or their respective Permitted Transferees who hold Company Shares at the relevant time or their respective designees, as applicable, desires to exercise such option, such party shall provide the Offering Stockholder with written notice within the Notice Period. Unless the Offering Stockholder and the Offeror shall have otherwise consented to the purchase of part of the Transfer Shares, no Transfer Offeree (nor any of their respective designees) shall have any right to acquire such Transfer Shares unless all of the Transfer Shares are being acquired by one or more Transfer Offerees or their respective designees pursuant to the provisions of this Article V.

5.3 Transfer Mechanics.

The closing of the purchase of the Transfer Shares by the Transfer Offerees or their respective designees, if either News Corporation or an Investor, as applicable, has exercised the option pursuant to Section 5.2 hereof, shall take place at the principal executive offices of the Company on the later of the 120th day after the expiration of the Notice Period and thirty (30) days following satisfaction or waiver of any and all conditions under the Transfer Offer (or such other date as may be mutually agreed to by the parties to such transaction). At such closing, the Transfer Offerees or their respective designees, as applicable, shall deliver to the Offering Stockholder the appropriate per share consideration to be paid in cash (pursuant to a bank cashier’s or certified check or by wire transfer of immediately available funds (unless otherwise specified in the Right of First Refusal Notice provided to News Corporation or the Investors, as applicable, or the account specified in the Right of First Refusal Notice).

5.4 Transfers to Third Parties after Transfer Offerees Decline Rights of First Refusal.

Subject to the application of any of the provisions of Section 6.1 through 6.6 hereof, if at the end of the Notice Period, the Transfer Offerees or their respective designees shall not have accepted the offer contained in the Combined Notice as to all of the Transfer Shares covered thereby (provided, that, with the consent of the Offeror and the Offering Stockholder, the Transfer Offerees may accept the offer contained in the Combined Notice with respect to a portion of the Transfer Shares), the Offering Stockholder shall have one hundred and twenty (120) days in which to sell the Transfer Shares (including any portion of the Transfer Shares not purchased by the Transfer Offerees in the case of a partial sale to the Transfer Offerees or their respective designated Permitted Transferees) to the Offeror or to have entered into a definitive agreement with the Offeror which has become wholly unconditional save only for any mandatory or suspensory anti-trust or other regulatory approvals, at a price not less than that contained in the Combined Notice and on terms and conditions not more favorable to the Offeror than were contained in the Combined Notice. No sale may be made to any Offeror unless such Offeror agrees in writing to be bound by the terms and conditions of this Agreement pursuant to the provisions of Article XII hereof. Promptly after any sale pursuant to this Section 5.4, the Offering Stockholder shall notify the Company of the consummation thereof and shall furnish such evidence of the completion (including time of completion) of such sale and of the terms and conditions thereof as the Company may reasonably request. If, at the end of such one hundred and twenty (120) day period, the Offering Stockholders have not entered into a definitive agreement with the Offeror, which has become wholly unconditional save only for any mandatory or suspensory anti-trust or other regulatory approvals, the Offering Stockholder shall no longer be permitted to sell such Transfer Shares pursuant to this Section 5.4 without again fully complying with the provisions of this Article V and all the restrictions on Transfer contained in this Agreement shall again be in effect with respect to all such Stockholder’s Company Shares, including the Transfer Shares. If the Offering Stockholder has entered into such a definitive agreement which has become wholly unconditional save for any such approvals or clearances, the Offering Stockholders can sell such shares pursuant to such agreement upon satisfaction or waiver of all conditions.

5.5 Termination and Exceptions to Rights of First Refusal.

The provisions of this Article V shall not be applicable to any Transfer of Company Shares (i) from any Stockholder to any Permitted Transferee of such Stockholder, or from any Permitted Transferee of any Stockholder to such Stockholder, provided that (A) in any Transfer to a Permitted Transferee such Permitted Transferee must agree in writing to be bound by the terms and conditions of this Agreement pursuant to the provisions of Article XII hereof and (B) notwithstanding anything to the contrary in this Agreement, with respect to any Permitted Transferee to whom Company Shares have been Transferred, on the first date that any such Permitted Transferee would no longer constitute a Permitted Transferee for a subsequent Transfer of Company Shares, such Permitted Transferee shall immediately Transfer all Company Shares held by it to the Stockholder(s) or Permitted Transferee(s) from whom such Company Shares were originally received, (ii) made pursuant to a public offering of Company Shares in connection with the exercise by the Investors of their rights pursuant to Article VII hereof, (iii) by any Tag-Along Offerees (as defined herein) pursuant to Article VI hereof (provided that the rights of the Tag-Along Offerees pursuant to Article VI hereof shall only apply after application of the provisions of this Article V (except in the case of an exercise of the right of first refusal under Section 5.2 by News Corporation or its Permitted Transferees)), (iv) for the sale by the Management Stockholders of Company Shares pursuant to Section 4.2 or Article IX hereof or (v) by any Investor effected in accordance with the terms of Section 10.2.

ARTICLE VI

TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS

6.1 Tag-Along Rights Generally.

(a) Subject to the restrictions on Transfer set forth in Section 5.1 hereof and subject (where relevant) to the right of first refusal provisions of Sections 5.2 through 5.5 hereof, (1) at any time after the third anniversary of Closing each member of the Investor Group may, or (2) at any time after the fifth anniversary of Closing each member of the News Group or the Investor Group may, individually or collectively, in any one transaction or any series of similar transactions, Transfer any Ordinary Shares to any Third Party in acceptance of a Third Party Offer, but only if the Stockholder (the “Transferor”) desiring to so Transfer its Ordinary Shares first:

(i) procures that the Third Party offers in all circumstances, to the members of the Investor Group, if the Transferor is a member of the News Group, and the News Group, if the Transferor is a member of the Investor Group, to include, at the option of the members of the Investor Group or the members of the News Group, as relevant, in the sale or disposition to the Third Party, such number of Ordinary Shares as shall be determined in accordance with this Article VI; and

(ii) procures that the Third Party makes a Management Tag Offer to Management Stockholders pursuant to Section 6.5 in respect of Additional Ordinary Shares and if the proposed Transfer will, if completed, result in the Original Investors (together with their Permitted Transferees) ceasing to hold, in aggregate, at least, or further reducing their aggregate holding of Ordinary Shares to below, 75 per cent. of the Ordinary Shares held by them immediately after Closing, in respect of the Mandatory Ordinary Shares (including, if relevant under Section 6.5, such number of Mandatory Ordinary Shares held by Management Stockholders arising pursuant to the redesignation of a relevant proportion of Hurdle Shares in accordance therewith) to include, at the option of the Management Stockholders, in the sale or disposition to the Third Party, such number of such Additional Ordinary Shares and such Mandatory Ordinary Shares as shall be determined in accordance with this Article VI.

The members of the Investor Group or the News Group, as the case may be, and, if relevant, the Management Stockholders, to whom such an offer is required to be made are referred to as the “Tag-Along Offerees” and the Ordinary Shares to be included at the option of the relevant parties in accordance with this Article VI are referred to as, collectively, the “Tag-Along Shares”. If the relevant Transfer is pursuant to the exercise of a right of first refusal pursuant to Section 5.2 by the Original Investors, neither of the offers described in Sections 6.1(a)(i) or 6.1(a)(ii) shall be required to be made.

(b) Upon the receipt by Transferor of a Third Party Offer(s) to purchase or otherwise acquire its Company Shares (other than a Transfer which pursuant to Section 6.7 hereof would not be subject to the provisions of Sections 6.1 through 6.6 hereof) which such Transferor desires to accept, such Transferor shall cause the Third Party Offer and the Management Tag Offer, if required, to be reduced to writing and shall provide a copy of such written notice of such Third Party Offer and any Management Tag Offer, if required, to the Company, and the Company shall provide a copy of the Combined Notice containing such offers to each of the Tag-Along Offerees in respect of the Tag Along Shares allocated to him in accordance with this Article VI in the manner set forth in Section 16.7 hereof. The Combined Notice must contain an offer by the Third Party to purchase or otherwise acquire the Tag-Along Shares from the Tag-Along Offerees (conditioned on the offer(s) with respect to the purchase in accordance with Article V of the Transfer Shares set forth therein not being accepted) according to the terms and conditions of this Article VI, upon the same terms and conditions as the terms and conditions contained in the Third Party Offer and shall be accompanied by a true and correct copy of the Third Party Offer.

(c) At any time within thirty (30) days after their receipt of the Combined Notice, a Tag-Along Offeree may irrevocably accept the Third Party Offer included in the Combined Notice for up to such number of Tag-Along Shares as is determined in accordance with the provisions of this Article VI by furnishing written notice of such acceptance to the Transferor and such Third Party provided that a Tag-Along Offeree who is a Management Stockholder and who elects to accept such Management Tag Offer in respect of any Mandatory B Shares must do so in respect of all Mandatory B Shares to which the Management Tag Offer applies (including those Mandatory B Shares arising upon redesignation of relevant proportion of the Hurdle Shares). Such written notice of acceptance shall be irrevocable and must be accompanied by duly executed transfers in favor of the Third Party in respect of the relevant Tag-Along Shares and the certificate or certificates representing the relevant Tag-Along Shares (free from all Encumbrances and with full title guarantee), to be sold or otherwise disposed of pursuant to such offer by such Tag-Along Offerees, together with a limited power-of-attorney authorizing the Transferor or the Company to sell or otherwise dispose of such shares pursuant to the terms and conditions of such Third Party’s offer and the terms and conditions of this Article VI. To the extent the Tag-Along Offerees so accepting the Third Party Offer are members of the Investor Group or the News Group, as relevant, the aggregate number of Tag Along Shares incorporated in such acceptance made in accordance with this Section 6.1(c) shall reduce the number of Ordinary Shares to be sold by Transferor to the Third Party pursuant to the Third Party Offer.

(d) In the event of any Transfer of an indirect interest in any Company Share (either alone or in conjunction with any other Transfer), the provisions of Sections 6.1 and 6.9 shall be applied as though the indirect Transfer was a Transfer of a direct interest and the terms of the tag-along rights and the drag-along rights which may arise as a result shall be determined in good faith by the Company (acting through a resolution of the Board approved by at least one (1) Class A Director and one (1) Class B Director). For the avoidance of doubt, references to the Transfer of an indirect interest in this Section 6.1(d) shall include the Transfer of shares (or equivalent ownership rights) in the Original Investors or NDS Holdco to anyone other than a person who, if the applicable Transfer was a transfer of Company Shares, would have been a Permitted Transferee of the members of the Investor Group (in the case of transfers of shares or equivalent ownership rights in the Original Investors) or a Permitted Transferee of the members of the News Group (in the case of transfers of shares or equivalent ownership rights in NDS Holdco) on a basis applying the relevant principles set out in this Agreement and the economic entitlements of Company Shares as referred to in Section 3.1.

6.2 Allocation of Tag-Along Shares (other than to Management Stockholders).

Each Tag-Along Offeree (other than Management Stockholders) shall have the right to sell pursuant to the Third Party Offer a number of Tag-Along Shares up to a maximum number being such number of Ordinary Shares as is the product of:

A x B

where: A	is equal to the number of Company Shares to be acquired by the Third Party as specified in the Combined Notice (excluding any Company Shares offered to be acquired from Management Stockholders pursuant to the terms of this Article VI);

B	is equal to 49 per cent. (if the relevant Tag Along Offeree is a member of the News Group) and 51 per cent. (if the relevant Tag Along Offeree is a member of the Investor Group),

provided that, all allocations referred to herein shall be determined in good faith by the Company (acting through a resolution of the Board) in accordance with the provisions of this Section 6.2 and any share amounts so determined shall be rounded down to avoid fractional shares.

6.3 Transfer Mechanics.

Except as set out in Section 6.5, the purchase(s) from the Tag-Along Offeree(s) pursuant to this Article VI shall be on the same terms and conditions, including any representations, warranties, covenants and indemnities and, subject to the terms of Section 6.5, at the same per share price (which shall be paid by the Third Party by way of bank, cashier’s or certified check or by wire transfer of immediately available funds to the Company on behalf of the Tag-Along Offerees) as are received by the Transferor and stated in the Combined Notice provided to the Tag-Along Offerees by the Company. As promptly as practicable (but in no event later than five (5) days) after the consummation of the sale or other disposition of Ordinary Shares of the Transferor and Tag-Along Shares of the Tag-Along Offeree(s) to the Third Party pursuant to the Third Party Offer, the Company shall notify the Tag-Along Offerees thereof, shall remit to the Tag-Along Offeree(s) who accepted the Third Party Offer in accordance with the provisions of this Article VI the total share price of the Tag-Along Shares of such Tag-Along Offeree(s) sold or otherwise disposed of pursuant thereto (subject to any deductions in accordance with Section 6.6), shall furnish such other evidence of the completion and time of completion of such sale or other disposition and the terms and conditions thereof as may be reasonably requested by the Tag-Along Offeree(s) and shall deliver to each relevant Tag-Along Offeree a share certificate, if applicable, in respect of the balance of any Company Shares not transferred pursuant to the Third Party Offer or the Management Tag Offer but included in share certificates delivered by such Tag-Along Offeree to the Transferor in accordance with Section 6.1(c).

6.4 Transfers to Third Parties after Stockholders Decline Tag-Along Rights.

If within thirty (30) days after the receipt of the Combined Notice, any Tag-Along Offeree has not accepted the offer contained in the Combined Notice in respect of the maximum number of Company Shares, such Tag-Along Offeree will be deemed to have waived any and all rights with respect to the sale or other disposition of such number of Tag-Along Shares described in the Combined Notice and the Transferor shall have one hundred and twenty (120) days in which to sell or otherwise dispose of the Company Shares (other than those held by Tag Along Offerees who are Management Stockholders) described in the Third Party Offer to the applicable Third Party or enter into a definitive agreement with the Third Party which has become unconditional save only for any mandatory or suspensory anti-trust or other regulatory approvals, on terms and conditions not more favorable to the Transferor than were set forth in the Combined Notice. If, at the end of one hundred and twenty (120) days following the receipt of the Combined Notice, the Transferor has not sold or otherwise disposed of Company Shares (other than those held by Tag Along Offerees who are Management Stockholders) described in the Third Party Offer or has not entered into a definitive agreement with the Offeror which has become wholly unconditional (save only for any mandatory or suspensory anti-trust or other regulatory approval) or if any such agreement subsequently lapses, the Transferor shall return to the Tag-Along Offeree(s) all certificates representing Tag-Along Shares which such Tag-Along Offeree(s) delivered for sale or other disposition pursuant to this Article VI and the related Transfers, and all the restrictions on Transfer contained in this Agreement with respect to Company Shares owned by the Transferor shall again be in effect.

6.5 Tag-Along Rights With Respect to Shares Held by Management Stockholders.

(a) Upon the receipt by a member of the News Group or a member of the Investor Group of a Third Party Offer which such Stockholder desires to accept and may accept in accordance with the terms of this Agreement such Stockholder will cause the proposed Third Party to make an offer (the “Management Tag Offer”) in writing to the Company, on behalf of each of the Management Stockholders, to buy:

(i) such number of the Additional Ordinary Shares held by the relevant Management Stockholder at the time of service of the Combined Notice which represents a proportion of the Additional Ordinary Shares held by the Management Stockholder at that time as is equal to the proportion that the aggregate number of Ordinary Shares to be acquired from the members of the Investor Group and members of the News Group as specified in the Combined Notice bears to the aggregate number of Ordinary Shares held by the members of the Investor Group and members of the News Group on the date of service of the Combined Notice; and

(ii) if the Third Party Offer will, when completed, result in the members of the Investor Group ceasing to hold in aggregate at least, or further reducing their aggregate holding of Ordinary Shares below, 75 percent. of the Ordinary Shares held by the members of the Investor Group immediately after Closing (the first such Third Party Offer, being the “Triggering Third Party Offer”):

(A) such number of Mandatory Ordinary Shares held by the relevant Management Stockholder at the time of the Combined Notice as is equal to (A) the proportion that the number of Ordinary Shares to be acquired from the members of the Investor Group and the members of the News Group as specified in the Combined Notice bears to aggregate number of Ordinary Shares held by the members of the Investor Group and members of the News Group immediately after Closing (the “Base Tag Along Proportion”) multiplied by (B) the number of Mandatory Ordinary Shares subscribed for by the relevant Management Stockholder (the “Original Management Stockholder Number”) (and for these purposes a Permitted Transferee of a

Management Stockholder who originally subscribed for Mandatory Ordinary Shares shall be deemed to have subscribed for the number of the Mandatory Ordinary Shares transferred to the Permitted Transferee by the relevant Management Stockholder and the number of Mandatory B Shares subscribed for by the relevant transferee Management Stockholders shall be deemed to have been reduced by a corresponding number) plus;

(B) if prior to the Triggering Third Party Offer there has been one or more transfers of Ordinary Shares by members of the Investor Group and/or the News Group pursuant to Third Party Offer(s), an additional number of Mandatory Ordinary Shares as is equal to (A) the proportion that the number of Ordinary Shares so transferred by members of the Investor Group and/or the members of the News Group bears to the aggregate number of Ordinary Shares held by the members of the Investor Group and members of the News Group immediately after Closing multiplied by (B) the Base Tag Along Proportion (the resultant proportion being the “Additional Tag Along Proportion”) multiplied by (C) the Original Management Stockholder Number; plus;

(C) the number of Mandatory Ordinary Shares arising from the redesignation of Hurdle Shares in accordance with Section 6.5(b).

(b) Immediately upon the acceptance of the Management Tag Offer by a Management Stockholder in respect of Mandatory Shares, such Management Stockholder shall be deemed to have irrevocably served a notice to redesignate a number of the Hurdle Shares held by him into such number of Mandatory Ordinary Shares and Deferred Shares in accordance with the Articles of Association as is equal to the sum of (A) the Base Tag Along Proportion multiplied by the number of Hurdle Shares originally subscribed for by the relevant Management Stockholder plus (B) the Additional Tag Along Proportion multiplied by the number of Hurdle Shares originally subscribed for by the relevant Management Stockholder (and for these purposes a Permitted Transferee of a Management Stockholder who originally subscribed for Hurdle Shares shall be deemed to have subscribed for the number of the Hurdle Shares transferred to the Permitted Transferee by the relevant Management Stockholder and the number of Hurdle Shares subscribed for by the relevant transferee Management Stockholders shall be deemed to have been reduced by a corresponding number).

(c) In addition to the other terms of this Article VI, the Management Tag Offer shall be made on the terms that each Management Stockholder agrees that all numbers and amounts to be determined pursuant to this Section 6.5 and the Articles of Association shall be determined in good faith by the Company (acting through a resolution of the Board approved by at least one (1) Class A Director and at least one (1) Class B Director) and such determination shall be binding on all the parties hereto.

6.6 Tag-Along Costs.

Each Tag-Along Offeree who accepts the Third Party Offer or the Management Tag Offer shall irrevocably agree to pay a proportion of the reasonable costs incurred by the Stockholders (as determined by the Original Investors and News Corporation acting reasonably) in connection with the Third Party Offer and approved by News Corporation and the Original Investors for these purposes and the notice of acceptance delivered by the Tag-Along Offeree shall authorize the Company to deduct such amount from the sale price payable to him under the Third Party Offer or the Management Tag Offer and to pay such amount on his behalf towards settlement of such costs. The proportion of such costs to be borne by the relevant accepting Tag-Along Offeree shall be equal to the proportion that the Ordinary Shares to be sold by such Tag Along Offeree pursuant to the Third Party Offer or the Management Tag Offer (including Mandatory Ordinary Shares arising from the redesignation of Hurdle Shares) bears to the total number of Ordinary Shares to be sold pursuant to the Third Party Offer or the Management Tag Offer.

6.7 Termination and Exceptions to Tag-Along Rights

The provisions of Sections 6.1 through 6.6 shall not be applicable to any Transfer of Company Shares:

(i) from any of the Stockholders to any Permitted Transferee, or from any Permitted Transferee of such Stockholder to such Stockholder, provided that (A) in any Transfer to a Permitted Transferee such Permitted Transferee must agree in writing to be bound by the terms and conditions of this Agreement pursuant to the provisions of Article XII hereof and (B) notwithstanding anything to the contrary in this Agreement, with respect to any Permitted Transferee to whom Company Shares have been Transferred, on the first date that any such Permitted Transferee would no longer constitute a Permitted Transferee for a subsequent Transfer of Company Shares, such Permitted Transferee shall immediately Transfer all Company Shares held by it to the Stockholder(s) or Permitted Transferee(s) from whom such Company Shares were originally received;

(ii) made pursuant to a public offering of Company Shares in connection with the exercise by the Investors of their rights pursuant to Article VII hereof;

(iii) any transfers pursuant to the terms of Section 5.2 to 5.5;

(iv) by any Tag-Along Offerees or pursuant to this Article VI hereof (provided that the rights of the Tag-Along Offerees pursuant to this Article VI shall only apply after application of the provisions of Article V (except in the case of an exercise of the right of first refusal under Section 5.2 by News Corporation or its Permitted Transferees in which case the acquisition pursuant to the exercise of such right by News Corporation shall be deemed to be a Third Party Offer for the purposes of Section 6.5));

(v) by any Dragged Sellers pursuant to Section 6.8 hereof;

(vi) made pursuant to Article XI and/or (A) Exhibit B hereof or (B) Exhibit C hereof;

(vii) for the sale by the Management Stockholders pursuant to Section 4.1 and Article IX hereof; or

(viii) by any Investor effected in accordance with the terms of Section 10.2.

6.8 Drag-Along Rights

(a) If a Change of Control Sale is proposed:

(i) at any time when the members of the News Group own, in the aggregate, 20 per cent. or more of the ordinary share capital of the Company, then with the prior written consent of News Corporation and the Original Investors unless the members of the Investor Group own less than 20 per cent of the share capital of the Company or

(ii) at any time when, the members of the News Group own, in the aggregate, less than 20 per cent. of the share capital of the Company, the proposed buyer or buyers or its designee may, following execution of a binding agreement (whether conditional or unconditional) for the Change of Control Sale (the “Sale Agreement”), by serving a notice in writing (a “Drag Notice”) on each Management Stockholder (or such Management Stockholder’s Permitted Transferees) who is not a party to the Sale Agreement (each, a “Dragged Seller”), require that each such Dragged Seller transfer all of the Additional Ordinary Shares and Mandatory Ordinary Shares registered in the name of such Dragged Seller and such Mandatory Ordinary Shares as will arise from the redesignation of Hurdle Shares held by such Dragged Seller pursuant to and in accordance with Articles of Association immediately prior to completion of the Drag Offer (such shares, the “Drag Shares”) on terms set forth in this Section 6.8 to one or more persons (being the third party purchaser(s) in the Change of Control Sale or its designee) identified in the Drag Notice (each a “Drag Buyer”) at the consideration set forth in Section 6.8(b) (the “Drag Price”) on the date indicated in the Drag Notice (the “Drag Completion Date”), which date shall be not less than seven days after the date of the Drag Notice and shall not be prior to the date of completion of the Sale Agreement. If the transactions contemplated under the Sale Agreement are not consummated, the Drag Notice shall lapse and the provisions of this Section 6.8 shall cease to apply in relation to such Drag Notice.

(b) The consideration for each Drag Share shall be equal to the highest consideration offered for each Ordinary Share in the Sale Agreement and shall be in the same form as that offered for each Ordinary Share in the Sale Agreement, shall be paid at the same time as the consideration is payable under the Sale Agreement and shall be subject to the same payment terms.

(c) Each Dragged Seller shall pay its pro rata share (as a deduction from the gross pre-tax proceeds to be received) of the reasonable costs (as determined by the

Original Investors and News Corporation acting reasonably) incurred by the sellers in connection with the proposed Change of Control Sale and the transfer of the Drag Shares as approved by News Corporation and the Original Investors (unless the members of the Investor Group own less than 20 per cent. of the ordinary share capital of the Company) and the Company shall be entitled to deduct the amount of such share of such costs from the Drag Price to be borne by the Dragged Seller before payment of the Drag Price to the Dragged Seller and the Company shall apply the amounts so deducted towards settlement of such costs on behalf of the Dragged Sellers.

(d) Each Dragged Seller shall transfer the legal and beneficial title to its Drag Shares to the Drag Buyer(s) on the terms set out in this Section 6.8, free from all Encumbrances and with full title guarantee, by delivering to the Company on behalf of the Drag Buyer(s) on or before the Drag Completion Date:

(i) executed transfers in favor of the Company in respect of all of the Drag Shares to be transferred pursuant to this Section 6.8; and

(ii) the relevant share certificate(s) (or an indemnity in respect thereof in a form reasonably satisfactory to the Board).

all against payment on the Drag Completion Date of the aggregate consideration owed to such Dragged Seller under the Drag Offer.

(e) The buyer in the Change of Control Sale will pay to the Company (which will hold such sum in trust for the Dragged Sellers) the aggregate Drag Price due in respect of all of the Drag Shares on or prior to the Drag Completion Date. Thereafter, the Company shall release the aggregate Drag Price due to each Dragged Seller under this Section 6.8 (less the amount of costs to be borne pursuant to Section 6.8(c)) in respect of its Drag Shares following delivery to the Company by such Dragged Seller of the documents required under this Section 6.8.

(f) If a Dragged Seller fails to comply with its obligations under this Section 6.8 (a “Defaulting Dragged Seller”), the Board may (and shall, if requested by the Original Investors and News Corporation) authorize any director to execute, complete and deliver as agent for and on behalf of that Dragged Seller each of the documents referred to in this Section 6.8. Subject to due stamping, the Board shall authorize registration of the transfer(s), after which the validity of such transfer(s) (if the Drag Price has been calculated in accordance with Section 6.8(b)) shall not be questioned by any person. If, for the purposes of Section 6.8(b), the “consideration” includes an offer to subscribe for or acquire any share, debt instrument or other security in the capital of the proposed buyer or its affiliates as an alternative (whether in whole or in part), the director so authorized shall have full and unfettered discretion to elect to receive the cash alternative only and neither the Board nor the director so authorized shall have any liability to such Defaulting Dragged Sellers in relation thereto.

(g) Each Defaulting Dragged Seller shall surrender its share certificate(s) relating to its Drag Shares (or the Hurdle Shares) (or provide an indemnity in respect thereof in a form reasonably satisfactory to the Board) to the Company. On, but not before, such surrender or provision, the Defaulting Dragged Seller shall be entitled to the aggregate Drag Price for its

Drag Shares transferred on its behalf without interest. Payment to the Dragged Seller(s) shall be made in such manner as is agreed between the Company and the Dragged Seller(s) and in the absence of such agreement, by certified check to the relevant Dragged Seller’s last known address. Receipt of the aggregate Drag Price for the Drag Shares so transferred shall constitute an implied warranty from the relevant Dragged Seller(s) in favor of the Drag Buyer(s) that the legal and beneficial title to the relevant Drag Shares was transferred free from all Encumbrances and with full title guarantee.

(h) The Management Stockholders (and their Permitted Transferees) acknowledge and agree that the authority conferred under Section 6.8(g) is necessary as security for the performance by the Dragged Seller(s) of their obligations under this Section 6.8.

(i) If any shares of any class are issued by the Company at any time after the date of the Drag Notice(s) (whether as a result of or by virtue of the exercise of any right or option or otherwise) (the “Subsequent Shares”), the proposed seller(s) or buyer(s) in the Change of Control Sale shall be entitled to serve an additional notice (a “Further Drag Notice”) on each holder of such shares (a “Further Dragged Seller”) requiring them to transfer all their Subsequent Shares to one or more persons identified in the Further Drag Notice at the consideration indicated in Section 6.8(b) on the date indicated in the Further Drag Notice(s) (the “Further Drag Completion Date”). The provisions of this Section 6.8 shall apply to the Subsequent Shares, with the following amendments: (1) references to the “Drag Notice(s)” shall be deemed to be references to the “Further Drag Notice(s)”; (2) references to the “Drag Share(s)” shall be deemed to be references to the “Subsequent Share(s)”; (3) references to the “Drag Completion Date” shall be deemed to be references to the “Further Drag Completion Date”; and (4) references to a “Dragged Seller” shall be deemed to be references to a “Further Dragged Seller”.

6.9 Exceptions to Drag-Along Rights

(a) The provisions of Sections 6.8 shall not be applicable to any Transfer of Company Shares:

(i) from any of the Stockholders to any Permitted Transferee, or from any Permitted Transferee of such Stockholder to such Stockholder, provided that in any Transfer to a Permitted Transferee such Permitted Transferee must agree in writing to be bound by the terms and conditions of this Agreement pursuant to the provisions of Article XII hereof;

(ii) made pursuant to a public offering of Company Shares in connection with the exercise by the Investors of their rights pursuant to Article VII hereof;

(iii) by any Tag-Along Offerees or Management Stockholders who have accepted the Management Tag Offer pursuant to Article VI hereof (provided that the rights of the Tag-Along Offerees pursuant to Article VI hereof shall only apply after application of the provisions of Article V (except in the case of an exercise of the right of first refusal under Section 5.2 by News Corporation or its Permitted Transferees));

(iv) made pursuant to Article XI and/or (A) Exhibit B hereof or (B) Exhibit C hereof;

(v) for the sale by the Management Stockholders of Company Shares pursuant to Section 4.2 and Article IX hereof; or

(vi) by any Original Investor effected in accordance with the terms of Section 10.2.

6.10 Management Put Option

(a) In the event that the members of the Investor Group cease to hold a minimum aggregate number of Ordinary Shares as is equal to 2.5 per cent. of the aggregate number of Ordinary Shares held by the Original Investors and the members of the News Group immediately after Closing (the date on which such cessation occurs being the “Original Investor Exit Date”) then according to the period set out in column (1) of Schedule 7 during which the Original Investor Exit Date occurs, within 30 days of each of the dates specified in the heading of column (2) of Schedule 7, each Management Stockholder (and his Permitted Transferee) shall be entitled by service of written notice upon the EBT and the Company (“Put Option Notice”) to require the EBT, using funds which shall be provided by the Company, to acquire such proportion of the Additional Ordinary Shares, Mandatory Ordinary Shares and Hurdle Shares held by him as is specified in column (2) of Schedule 7, such Company Shares to be transferred free from any Encumbrance and with full title guarantee. Each of News Corporation and the Original Investors shall use its reasonable best efforts to cause the Company to take any lawful actions required to effect such a purchase; provided, that, to the extent that, following the exercise of News Corporation’s and the Original Investors’ reasonable best efforts as described above, it is not lawful and/or reasonably practicable for the Company and/or the EBT to discharge its put obligations in full, then News Corporation shall be obligated to use its reasonable efforts to discharge such obligations, either (x) directly, by means of a purchase of the Company Shares specified in the Put Option Notice, (y) indirectly, by means of a contribution of the necessary funds to, at News Corporation’s sole discretion, the Company or the EBT, in exchange for debt securities of the Company or the EBT, as applicable or (z) by means of an alternative transaction structure reasonably acceptable to both News Corporation and the Management Stockholders serving the Put Option Notice, in order to enable the transfer of necessary funds to the EBT so that the EBT may purchase the Company Shares specified in the Put Option Notice; provided, that the discharge of such obligations on the part of News Corporation shall be conditioned upon the Company’s having first received all consents and/or waivers under the Company’s then existing indebtedness reasonably required in connection therewith (it being understood and agreed that News Corporation shall be obligated to use its reasonable best efforts to, and to cause the Company to, obtain any such consents and/or waivers); provided, further that, in any case, News Corporation will not be required to (1) discharge any such put obligation if doing so could reasonably be likely to cause the Company to be treated as a “controlled foreign corporation” within the meaning of Section 957 of the Code or could otherwise have a materially adverse tax effect on News Corporation or (2) dispose of any Company Shares in order to discharge any such put obligation. Any unexercised put option shall lapse unless agreed otherwise by News Corporation.

(b) A Put Option Notice must be accompanied by duly executed transfers in favor of the Company (or, if applicable, News Corporation) of the relevant Company Shares together with share certificates in respect thereof and shall specify the bank account to which the consideration payable should be paid.

(c) The price payable by the Company (or, if applicable, News Corporation) for each Additional Ordinary Share shall be the Fair Market Value of each Company Share comprised in the Put Option Notice as defined in and determined in accordance with Section 9.4(b)(ii).

(d) Subject to Section 6.10(a), the transfers pursuant to the Put Option Notice shall be completed within five (5) Business Days of the later of service of the Put Option Notice or determination of the Fair Market Value. On the date of such completion, the Company (or, if applicable, News Corporation) shall pay to each Management Stockholder and Permitted Transferee the consideration due in respect of the Company Shares comprised in the Put Option Notice in accordance with this Section 6.9(d) such payment to be by way of wire or telegraphic transfer of immediately available funds to the account specified in the Put Option Notice.

6.11 Waiver of City Code on Takeovers and Mergers Protections

(a) Each of the Stockholders confirms that, having taken independent professional advice with respect to the City Code on Takeovers and Mergers, such Stockholder consents, with effect from the date of this Agreement or the Stockholder’s accession to this Agreement, to waive any protections that may otherwise be applicable (if any) under the City Code on Takeovers and Mergers in respect of any transaction concerning the Company or any of the Company Shares. Each Stockholder confirms that it is aware of the protections offered by, the general principles of, and the provisions of the City Code on Takeovers and Mergers.

(b) Each of the Stockholders further agrees that such Stockholder will, at the request of any of the Investor Group or the News Group, enter into a formal written waiver in a form satisfactory to and formally approved by the Panel on Takeovers and Mergers to give full effect to the waiver in (a) above, with respect to any transaction concerning the Company or any of the Company Shares, and the Company will procure that its advisers co-operate with the Investor Group or the News Group (as the case may be) in order to secure the necessary approval from the Panel on Takeovers and Mergers to give effect to such waiver.

ARTICLE VII

RIGHTS TO COMPEL A QUALIFYING IPO

7.1 Rights to Compel a Qualifying IPO

(a) At any time after the third anniversary of the date of Closing, the members of the Investor Group may, in their sole discretion and by service of written notice upon the Company, require the Company to effect a Qualifying IPO (which may include, at the option of the Original Investors, the secondary sale of Ordinary Shares then held by one or more members of the Investor Group); provided that, subject to Section 7.1(b) below, if the managing underwriter(s) or coordinator(s) appointed by the Company in respect of the Qualifying IPO advises the Company in writing (a copy of which shall be provided to the Investors and News Corporation) that in its judgment, the number of Ordinary Shares which the Company intends to offer for subscription in such Qualifying IPO is less than the largest number of securities which can be offered for subscription or sold without materially adversely affecting the price at which such securities can be offered or sold, then the News Group, the Investor Group and the Management Stockholders shall be entitled to sell securities in such Qualifying IPO in the proportions determined pursuant to Section 7.1(b). In addition, in the event that the Original Investors (or their Permitted Transferees) elect to exercise their rights pursuant to this Section 7.1(a), then the Company and each of the other Stockholders and their respective Permitted Transferees agree to take all such actions as are reasonably requested by the Original Investors (or their Permitted Transferees) or any managing underwriter(s) or coordinator(s) retained in connection with the Qualifying IPO (including appointing advisers (including underwriter(s) or coordinator(s)) in connection with the Qualifying IPO) by voting in favor of any resolution in general meeting of the Stockholders of the Company or any class thereof, or any written resolution in lieu of any such meetings, to amend the Articles of Association or other organizational documents of the Company and to effect any reorganization or redenomination of the Company’s share capital which is necessary or desirable, in order to effect such a Qualifying IPO. In the event of the Original Investors (or their Permitted Transferees) electing to exercise their rights pursuant to this Section 7.1(a), upon any request by the Original Investors (or their Permitted Transferees), the Company shall (as relevant) and each of the Stockholders shall (i) use its respective best efforts to convene, or use its respective reasonable best efforts to cause the appropriate officers and directors of the Company to convene, a general meeting of the Stockholders and of any class thereof as necessary to consider approval of any Stockholder resolutions necessary or desirable to effect such a Qualifying IPO or to circulate for execution any written resolutions in lieu of any such meetings, (ii) use its respective best efforts to call, or use its respective reasonable best efforts to cause the directors that such Stockholder has designated to the Board, if any, to call, a meeting of the Board to consider approval of any Board resolutions necessary or desirable to effect such a Qualifying IPO, (iii) use its respective best efforts to exercise, or use its respective reasonable best efforts to cause to be exercised, the voting rights attached to all its Company Shares (to the extent entitled to vote) at each general meeting of the Stockholders or of any class thereof called for the purpose of voting on resolutions necessary or desirable to effect such a Qualifying IPO, or in any written resolution executed in lieu of any such meeting, in favor of such resolutions and (iv) use its best efforts to take all other reasonable actions in its capacity as a Stockholder to ensure that all necessary Stockholder, class of Stockholder or Board (where applicable) approvals or actions of the Stockholders, class of Stockholders or Board required or desired in connection with such a Qualifying IPO are obtained, including executing all those documents and doing such things required or desirable to give effect to the matters specified in Section 7.1(c). If, pursuant to clauses (i) to (iv) of the preceding sentence, News Corporation instructs any Class A Director to take any action or the Investors instruct any Class B Director to take any action, and such Class A Director or Class B Director fails to take such directed action, then, each of News Corporation and the Investors agree to promptly take all actions necessary to remove such Class A Director or Class B Director pursuant to Section 2.3.

(b) If any of the Ordinary Shares to be sold in a Qualifying IPO are to be sold in a firm commitment underwritten offering and if the managing underwriter(s) or coordinator(s) advise the Company in writing (a copy of which shall be provided to the members of the Investor Group and to News Corporation) that, in its or their judgment, the number of Ordinary Shares which the Company, the Stockholders and any other persons intend to offer for subscription or sell in such a Qualifying IPO exceeds the largest number of securities which can be offered for subscription or sold without materially adversely affecting the price at which such securities can be offered for subscription or sold, the Company (or the applicable Stockholder as the case may be) shall include in such a Qualifying IPO: (i) first, all Ordinary Shares the Company proposes to sell in such a Qualifying IPO, (ii) second, to the extent that the number or dollar amount of the Ordinary Shares to be offered for sale by the Company pursuant to clause (i) is less than the number of Ordinary Shares which the Company has been advised can be offered for subscription or sold in such offering without having the adverse effect referred to above, the number of Ordinary Shares requested to be sold by the Investor Group up to the number of Ordinary Shares which the Company has been advised can be offered for subscription or sold in such offering without having the effect referred to above, (iii) third, to the extent that the number of Ordinary Shares offered to be sold by the Company and the Investor Group pursuant to clauses (i) and (ii) is less than the number of Ordinary Shares which the Company has been advised can be offered for subscription or sold in such offering without having the effect referred to above, the equity securities requested to be offered for subscription for the account of the News Group up to the numbers of Ordinary Shares which the Company has been advised can be offered for subscription or sold in such offering without having the effect referred to above and (iv) fourth, to the extent that the number of Ordinary Shares offered to be sold by the Company, the Investor Group and the News Group pursuant to clauses (i), (ii) and (iii) is less than the number of Ordinary Shares which the Company has been advised can be offered for subscription or sold in such offering without having the effect referred to above, the Ordinary Shares in the IPO Proportions requested to be offered for subscription or sold in such offering for the account of the Management Stockholders subject to pro rata reduction.

(c) In the event that the Investors elect to exercise their rights pursuant to Section 7.1(a) above, the Board, acting reasonably, shall have the right to designate all of the material terms of such Qualifying IPO (e.g. the underwriters or coordinator, if any, to be retained by the Company in connection therewith, the securities exchanges or national market systems, if any, where the Company’s equity would be listed for trading, the price, timing and other terms of the proposed public offering, etc. save as set out, in relation to a Qualifying IPO, (other than a European Qualifying IPO) in Exhibit B, or in relation to a European Qualifying IPO, in Exhibit C.

(d) If the managing underwriter(s) or coordinator(s) advise the Company in writing (a copy of which shall be provided to the members of the Investors Group and News Corporation) that in its judgment it is necessary or desirable for News Corporation or a member of the Investor Group to enter into a Substantial Stockholder Agreement with the Company in connection with the Qualifying IPO, News Corporation and the members of the Investor Group agree that, at the time of the Qualifying IPO, the relevant party will enter into such an agreement in the form set out in Exhibit D (subject to such amendments as may be agreed between the Company, the Original Investors (or their Permitted Transferees) and News Corporation).

(e) For the purposes of Section 7.1(a), the “IPO Proportions” shall mean, in respect of the Additional Ordinary Shares held by the Management Stockholders, the proportion that the aggregate number of Ordinary Shares (or other Company Shares) which members of the Investor Group wish to sell in the secondary sales pursuant to the Qualifying IPO bears to the aggregate number of all Ordinary Shares (or other Company Shares) held by the members of the Investor Group and, in respect of the Mandatory Ordinary Shares held by the Management Stockholders (including those arising on redesignation of the Hurdles Shares in accordance with the economic entitlements set out in Schedule 4) such proportions as is equal to 10 per cent in number of the Ordinary Shares which members of the Investor Group wish to so sell, provided that no single Management Stockholder shall be entitled to sell more than 25% in total of his entire aggregate holding of Additional Ordinary Shares and Mandatory Ordinary Shares (including such shares arising from such redesignation) immediately prior to the Qualifying IPO.

7.2 Post-IPO Sales of Company Shares

(a) Each member of the News Group and each member of the Investor Group agrees that, for so long as each of the News Group and each of the Investor Group holds in aggregate at least 10 per cent. of the issued equity share capital of the Company and to the extent any member of the News Group or any member of the Investor Group is proposing to dispose of any interest in any Company Shares following a Qualifying IPO (other than by means of a disposition of the type provided for in Exhibit B or Exhibit C, which shall be governed exclusively thereby) , the proposed transferor shall give to the members of the Investor Group (in the case of a proposed disposal by a member of the News Group) or to the members of the News Group (in the case of a proposed disposal by a member of the Investor Group) reasonable notice of its proposal to dispose of such Company Shares (including details of the proposed terms and timing of such disposal) (the “Proposed Disposal Notice”) in writing and in accordance with Section 16.7 and if so requested by response from any member of the News Group or the Investor Group (as the case may be) in writing to any such Proposed Disposal Notice (the “Disposal Response”) within ten (10) days of receipt of such Proposed Disposal Notice, the member of the News Group or the member of the Investor Group (as the case may be) shall take all reasonable steps within its control to ensure that the Company Shares held by the intended transferor and those members of the News Group or the Investor Group as the case may be included in and sold pursuant to the proposed disposal in accordance with the following allocations:

(i)	in the case of a proposed transfer by a member of the News Group, those members of the Investor Group who serve a Disposal Response shall be entitled to sell, in priority to any sales by the members of the News Group, such number of Company Shares as are specified in the Disposal Response up to a maximum number equal to the number of Company Shares that such members of the Investor Group had sought to sell in the Qualifying IPO but were unable to sell due to the application of the provisions of Section 7.1 (b); and

(ii)	thereafter, those members of the Investor Group or News Group (as applicable) who serve a Disposal Response on the one hand and members of the News Group or the Investor Group on the other hand, shall each be entitled to participate in any proposed disposals on an equal basis, provided that all shares to be included in such sales may only be sold if such sale would be in compliance with all applicable laws and regulations.

(b) Following a Qualifying IPO, Management Stockholders shall be free to transfer any Company Shares subject to any applicable securities law and regulations and subject to the terms of any lock up or orderly market provisions entered into with the Company and any underwriters at the time of the Qualifying IPO or at any time thereafter.

ARTICLE VIII

PREEMPTIVE RIGHTS

8.1 Preemptive Rights

(a) Subject to Sections 8.1 (b) and 8.2, the Company hereby grants to each Stockholder (each, collectively, a “Preempting Stockholder”) a right to subscribe for, with respect to the issuance by the Company of new or additional equity securities for cash (a “Preemptive Issuance”), that portion of such new or additional equity securities (including convertible securities, options or warrants) as may be necessary in order to permit such Preempting Stockholder to maintain its relative ownership of the aggregate amount of the Company’s total issued ordinary share capital (such relative ownership, the “Proportional Interest”) calculated on the basis that: (A) each Ordinary Share shall be treated equally; (B) each Hurdle Share shall be deemed to have been converted into such number of Ordinary Shares as the Hurdle Shares would have converted into had there been a Qualifying IPO immediately prior to the proposed Preemption Issuance on the basis of the deemed market capitalization of the Company and the Proportional Interest of each Preempting Stockholder shall be determined by resolution of the Board taking into account the latest available Fair Market Value of the Ordinary Shares and the Hurdle Shares for determining the purposes of Article IX and the timing of the Proposed pre-emptive issue and the terms of the Articles of Association. Subject to Section 8.2 such right of first refusal shall be offered to each Preempting Stockholder (such offer, the “Preemptive Rights Offer”) pursuant to a written notice from the Company in accordance with Section 16.7 hereof offering each Preempting Stockholder such securities on the same terms and conditions as offered to the other offeree(s) (such written notice, the “Preemptive Rights Notice”). Each Preempting Stockholder shall have thirty (30) days from the date of the Company’s delivery of the Preemptive Rights Notice to notify the Company in writing of its binding acceptance of such Preemptive Rights Offer with respect to all (but not part) of the equity securities which are offered to such Preempting Stockholder pursuant to such Preemptive Rights Offer. If one or more Preempting Stockholders accepts the Preemptive Rights Offer in accordance with the provisions of the preceding sentence, the Company and any such accepting party shall have thirty (30) days in which to consummate such binding agreement. In the event that one or more Preempting Stockholders do not accept the Preemptive Rights Offer within such thirty (30) day period in accordance with the provisions of the preceding sentence or fails to consummate any such subscription within such thirty (30) day period, the Company shall have the right but not the obligation to issue the securities comprising the Preemptive Issuance on terms and conditions in the aggregate no more favorable to the other offeree(s) than those set forth in the Preemptive Rights Notice, pursuant to a definitive agreement to be entered into no later than one hundred and twenty (120) days after such date provided that if the Board determines by resolution to apply the provisions of Section 8.2, the periods set out herein may be reduced to such shorter period as News Corporation and the members of the Investor Group may agree.

(b) Notwithstanding anything to the contrary contained herein, no preemptive rights pursuant to Section 8.1(a) above shall apply in the event of (i) any issuances or grants of equity securities pursuant to the Company Share Option Plan or any other scheme or incentive scheme approved by the Compensation Committee, (ii) the issuance of securities (including any convertible securities or options) to any person (other than a Stockholder or a Stockholder’s Permitted Transferee or Affiliate), whether for cash or non-cash consideration or (iii) an issuance of securities by the Company in connection with a Qualifying IPO or any other Registration.

8.2 Catch Up Pre-emption Rights

Notwithstanding the provisions of Section 8.1, in the event that the Board determines by resolution that it is in the interests of the Company for new or additional equity securities (including convertible securities, options or warrants) other than as specified in Section 8.1(b) to be issued without application of the provisions of Section 8.1, the Company shall be permitted to issue such new or additional equity securities (including convertible securities, options or warrants) to some or all of the Stockholders provided within ninety (90) days of the date of such issue, the Company shall offer to each Stockholder (other than any Stockholder who has subscribed for shares pursuant to the issue in question) such new or additional equity securities (including convertible securities, options or warrants) as would have been offered in a Pre-emptive Rights Notice to it pursuant to Section 8.1(a) and the provisions of Section 8.1(a) shall apply to such subsequent offer.

8.3 Further Assurances.

Subject to the compliance by the Company of the terms of Section 8.1 or the provision of an undertaking to comply with the provisions of Section 8.2, each of the Stockholders shall exercise all voting rights attaching to the Company Shares held by it to vote in favor of any resolution of the Stockholders in general meeting or in any class meeting or to execute any written resolution in lieu of such meeting to approve or sanction any issue of Securities by the Company which has been approved by the Board and any amendments to the articles of association of the Company or any other constitutional documents of the Company necessary or desirable in connection therewith.

8.4 Certain Tax Considerations.

Any issuance of new Company Shares shall be structured by the Company after taking into consideration the desire to mitigate the tax, national insurance and social charges liability for the

Company, the Original Investors, News Corporation and the Management Stockholders to the extent reasonable (including the need to obtain a valuation). To the extent the Company is reasonably able to do so (taking into account all factors, including the financial position of the Group at that time and whether it is in the best interests of the Company) it is acknowledged that the intention is that the Company shall consider providing loans to the Management Stockholders to enable them, in whole or in part, to exercise their rights under this Article VIII.

ARTICLE IX

COMPULSORY TRANSFER

9.1 Transfer Upon Termination of Management Stockholders’ Employment

Subject to all provisions of this Article IX and to compliance with all applicable laws, a Management Stockholder (and such Management Stockholder’s Permitted Transferees) shall upon receipt of any Compulsory Transfer Notice delivered pursuant to Section 9.3 hereof be obligated to sell all or any number of Mandatory Ordinary Shares and Hurdle Shares held by such Management Stockholder (and such Management Stockholder’s Permitted Transferees) as specified in such Compulsory Transfer Notice (such shares, the “Compulsory Transfer Shares”) at the price agreed between such Management Stockholder and the Compensation Committee or if no such agreement is reached, then:

(a) at the Fair Market Value of such Compulsory Transfer Shares, if such Management Stockholder is a Good Leaver; and

(b) at the lesser of the Issue Price and the Fair Market Value of such Compulsory Transfer Shares if such Management Stockholder is a Bad Leaver.

9.2 Obligation to Sell Several

In the event that any Management Stockholder has Transferred any Mandatory Ordinary Shares or Hurdle Shares to any Permitted Transferees, the failure of any one member of such group to perform its obligations hereunder shall not excuse or affect the obligations of any other members thereof. The closing of the purchases from any members of such group by the Company (or its designee) shall not excuse, or constitute a waiver of the Company’s rights against, the defaulting member(s).

9.3 Sale Mechanics

(a) For a period of one (1) year following the date upon which any Management Stockholder ceases to be employed or engaged by a member of the Group as an employee or consultant (and is not continuing to be employed or engaged in such capacity by any other member of the Group), the Compensation Committee may in its discretion serve one or more notice(s) in writing (a “Compulsory Transfer Notice”) to such Management Stockholder (or its Permitted Transferees or in the case of death, his personal representatives or executors and/or any other person who becomes beneficially entitled to the Company Shares on the death of that Management Stockholder or in the case of bankruptcy, any person who becomes entitled to Company Shares on that Management Stockholder’s bankruptcy) requiring such Management

Stockholder (or its Permitted Transferees or personal representatives or executors or any other person who becomes beneficially entitled to the Company Shares on the death of that Management Stockholder or any person who becomes entitled to Company Shares on that Management Stockholder’s bankruptcy) to Transfer some or all of the Compulsory Transfer Shares held by such persons free and clear of all Encumbrances and with full title guarantee and otherwise on the terms set forth in this Article IX to any of following persons (each, a “Compulsory Transferee”):

(i) to any person or persons replacing the applicable Management Stockholder;

(ii) to another director, officer or employee of the Company or any member of the Group;

(iii) to the EBT or any other trust for the benefit of the employees or directors;

(iv) to a custodian or nominee pending the nomination of a transferee listed in clauses (i) – (iii) of this Section 9.3(a).

The determination by the Compensation Committee of the identity of the transferee(s) shall be made within thirty (30) days following the date of delivery of the applicable Compulsory Transfer Notice and shall take into account the views of the CEO.

(b) Within seven (7) days following the determination of the applicable Compulsory Transferees pursuant to Section 9.3(a), the Compensation Committee shall deliver written notice to:

(i) the applicable Management Stockholder (or his Permitted Transferees, if applicable) of the identity of the Compulsory Transferees and the number of Compulsory Transfer Shares to be Transferred to each such Compulsory Transferee; and

(ii) each Compulsory Transferee, setting forth: (A) the number of Compulsory Transfer Shares to be Transferred to such Compulsory Transferee, (B) the price at which such Compulsory Transfer Shares are being Transferred; and (C) the date on which the sale and purchase of such Compulsory Transfer Shares is to be completed (such date, the “Compulsory Transfer Closing Date”).

(c) The Management Stockholder and its Permitted Transferees or personal representatives or executors, if any, shall Transfer the legal and beneficial title to the Compulsory Transfer Shares to the applicable Compulsory Transferee(s) on the terms set forth in this Article IX by delivering to the Company on or before the Compulsory Transfer Closing Date duly executed transfers in favor of the Company in respect of all of the Compulsory Transfer Shares to be Transferred pursuant to this Article IX and share certificates representing such Compulsory Transfer Shares against delivery of the aggregate purchase price to be paid in respect of such Compulsory Transfer Shares pursuant to Section 9.1(a).

(d) A Management Stockholder and its Permitted Transferees or personal representatives or executors, if any, shall be bound, upon payment of the price determined pursuant to Section 9.1(a) hereof, to Transfer the applicable Compulsory Transfer Shares to the applicable Compulsory Transferee. If, after becoming so bound, the Management Stockholder or its Permitted Transferee or personal representatives or executors, if any, defaults in Transferring any of the applicable Compulsory Transfer Shares, the Company may receive the funds in respect thereof in trust for the Management Stockholder and the Management Stockholder or the relevant Permitted Transferee or personal representatives or executors shall be deemed to have appointed the Secretary of the Company to act as his or her agent to execute a transfer of the applicable Compulsory Transfer Shares to the appropriate purchaser and upon execution of such transfer, the Company shall hold such funds in trust for the Management Stockholder or the relevant Permitted Transferee. The receipt by the Company of such funds shall discharge each purchaser and, after such purchaser’s name has been entered into the register of members of the Company, such sale shall be deemed consummated and shall not be contested by any Management Stockholder.

(e) The Management Stockholders acknowledge and agree that the authority conferred under Section 9.3(d) is necessary as a security for the performance by the Management Stockholders of their obligations under this Article IX.

(f) The purchase price of Compulsory Transfer Shares to be purchased pursuant to this Article IX shall be paid in cash by wire transfer for the amount of such purchase price.

9.4 Miscellaneous; Definitions

(a) Notwithstanding anything to the contrary set forth in this Agreement, the Company (by mutual written agreement of News Corporation and the Investors) shall be permitted to reach any agreement with any Management Stockholder (or such Management Stockholder’s Permitted Transferees or estate, as the case may be) concerning the purchase of such Management Stockholder’s Compulsory Transfer Shares.

(b) For purposes of this Article IX and Schedule 5 (and as relevant to this Agreement):

(i) the “Issue Price” of any Compulsory Transfer Share shall be equal to the price paid by the Management Stockholder in respect of any such Compulsory Transfer Share less the amount of any dividends paid to such Management Stockholder in respect of any such Compulsory Transfer Share;

(ii) the “Fair Market Value” of a Compulsory Transfer Share shall be equal to the fair market value of the entire relevant class of Company Shares, taken as a whole, divided by the number of outstanding Compulsory Transfer Shares of such class of Company Shares all calculated taking into account the economic entitlement of such class of shares on the basis set out in this Agreement and assuming that all outstanding Employee Share Options have been exercised (whether vested or not) and that all Hurdle Shares have been converted into Ordinary Shares on the basis of the economic entitlement of such Hurdle Shares at the implied fair market value of the entire issued and to be issued share capital of the Company, without additional premiums for control or discounts for minority interests or restrictions on transfer, and shall be reasonably determined by the Board (provided, that if the applicable Management Stockholder reasonably objects to such determination, then Fair Market Value shall be determined by a mutually agreed upon independent expert, the cost of which shall be borne by the Company unless the parties are directed otherwise by the independent expert);

(iii) “Bad Leaver” means a Management Stockholder that is not a Good Leaver;

(iv) “Good Leaver” means a Management Stockholder

who ceases to be employed or engaged by a member of the Group by reason of:

(A) death;

(B) redundancy;

(C) retirement at the Company’s named retirement age (or such later or earlier date as may be agreed by the Compensation Committee)

(D) permanent ill health or physical or mental disability which renders him incapable of continued employment in his current position carrying out the normal duties for that position, as certified by a medical professional reasonably approved by the Compensation Committee;

(E) the Management Stockholder’s employing company ceases to be controlled by the Company as a result of a sale to a third party; or

(F) who ceases to be employed or engaged by the Group for any other reason but is designated in the relevant Compulsory Transfer Notice as a Good Leaver by the Compensation Committee in its absolute discretion.

ARTICLE X

CERTAIN OTHER AGREEMENTS

10.1 Agreements of the Company

The Company shall prepare and distribute to the Investor Group and the News Group (A) unaudited monthly and quarterly financial reports (in each case, together with related financial presentations and commentaries, if any) and audited annual financial reports of the Group as soon as reasonably practicable after the end of the applicable financial period (but in no event later than fifteen (15) days after the end of any month, forty-five (45) days after the end of any fiscal quarter or ninety (90) days after the end of any fiscal year), (B) copies of all financial and other information provided under the Finance Documents or any other agreements related to the debt facilities of the Group to be distributed to the Investor Group and the News Group no later than the time at which such information is provided under such agreements, (C) within a reasonable time following a written request by a Stockholder, copies of any internal financial reports that have been prepared for delivery to the senior management of the Group and (D) such other information as either the News Group or the Investor Group may reasonably request from time to time. The Company shall deliver to the Investors at each six (6) month anniversary of the Closing, or at such other times as the Investors reasonably request, a country by country turnover summary for each member of the Group and such other information as the Investors consider necessary for monitoring the anti-trust implications of the Investors’ investment in the Group. Subject to the provisions of Section 16.1 hereof, the Company shall provide to representatives of each of News Corporation and the Investors, access to the properties of the Group for the purpose of inspecting such properties and the operations thereon from time to time and during the regular business hours of the Group. The books and records of the Group shall be available for inspection and review by representatives and agents of each member of the Investor Group or the News Group upon reasonable request. The Investor Group and the News Group shall have reasonable access to the employees and representatives of the Group.

10.2 Agreements of the Investor Group

(a) Immediately following the Scheme becoming effective, neither (i) any Investor or any registered shareholder of any Investor nor (ii) to the best of each Investor’s knowledge, any person who would be considered as indirectly or constructively owning under Section 958 of the Code any equity interests in the Company owned by any Investor will be a “U.S. shareholder” of the Company as defined in Section 951(b) of the Code (a “U.S. Shareholder”).

(b) Each member of the Investor Group (i) shall, prior to the occurrence of any Qualifying IPO, use its reasonable best efforts not to take any action that would cause any person to become a U.S. Shareholder, (ii) shall, upon the completion of a Qualifying IPO and thereafter, with respect to any action other than a sale or other transfer of interests in the Company, use its reasonable best efforts not to take any action that would cause any person to become a U.S. Shareholder and (iii) shall not, upon the completion of a Qualifying IPO or thereafter, effect a sale or other transfer of interests in the Company that it could reasonably be expected to know would cause any person to become a U.S. Shareholder (it being understood that a regular way sale of interests in the Company on an organized public exchange or any stock exchange (which, for purposes of clarification, does not include a block sale) shall not constitute a breach of this Section 10.2(b)(iii)). If a member of the Investor Group becomes aware that any Investor, any shareholder of any Investor, or any person who is considered as indirectly or constructively owning under Section 958 of the Code any equity interest in the Company owned by any Investor, is a U.S. Shareholder and that the Company is a “controlled foreign corporation” within the meaning of Section 957 of the Code, then each member of the Investor Group shall, as promptly as is reasonably practicable, with News Corporation’s approval, such approval not to be unreasonably withheld or delayed, sell or otherwise transfer such interests in the Company as is necessary to cause the Company not to be a “controlled foreign corporation” within the meaning of Section 957 of the Code; provided, however, that no such sale or transfer shall be required if (i) such person is treated as a U.S. Shareholder solely as a result of a change in law occurring following the consummation of the Transaction or (ii) such person (A) is NDS Holdco (or any nominee, transferee, successor or assigns thereof); (B) owns, indirectly or constructively under Section 958 of the Code, an equity interest in the Company through NDS Holdco (or any nominee, transferee, successor or assigns thereof); or (C) is an employees’ trust or plan described in Section 401(a) of the Code which is exempt from tax under Section 501(a) of the Code that is sponsored by News Corporation or any direct or indirect subsidiary thereof.

(c) Each member of the Investor Group shall indemnify and hold harmless News Corporation and each of its controlled Affiliates (the “Indemnified Parties”) against any and all Damages that any Indemnified Party may suffer or incur, or become subject to, as a result of any breach of any representation, warranty, covenant or agreement set forth in Section 10.2(a), or Section 10.2(b). For these purposes, “Damages” shall mean any taxes, losses, costs, expenses and fees (including reasonable out-of-pocket expenses), liabilities, obligations and claims of any kind, whenever incurred, including the excess of (x) the aggregate amount of United States federal, state, local and other taxes (including any interest or penalties thereon or additions to tax) of any Indemnified Party, including, for purposes of clarification, any such amounts as may result from the receipt of such payment, over (y) the aggregate amount of United States federal, state, local and other taxes (including any interest or penalties thereon or additions to tax) that would have been paid by such Indemnified Party absent such breach; provided however, that to the extent any Indemnified Party actually realizes at any time prior to December 31, 2016 any net tax benefit that is solely attributable to the breach of Section 10.2(a) or Section 10.2(b), such Indemnified Party shall pay to the Investor Group an amount (the “tax benefit payment”) equal to such actually realized net tax benefit to such Indemnified Party (it being understood that (i) each such tax benefit payment shall be reduced by an amount equal to the excess of (A) the amount of Damages incurred by such Indemnified Party in respect of such breach over (B) the amount of any payments previously received by such Indemnified Party pursuant to this Section 10.2(c) in respect of such breach, provided that any reduction under this clause (i) shall thereafter be treated as a payment pursuant to this Section 10.2(c) and (ii) the aggregate amount of such tax benefit payments shall not exceed the amount of any payments previously received (including any reductions under clause (i)) by such Indemnified Party pursuant to this Section 10.2(c) in respect of such breach).

10.3 Agreements of the Management Stockholders

(a) In consideration of the entry by the Investors, News Corporation, NDS Holdco and the Company into this Agreement, each Management Stockholder acknowledges and agrees to the undertakings set forth in Schedule 1 attached hereto for the benefit of each of the Company (for itself and as agent and trustee for each member of its Group) and as separate undertakings for the benefit of each of the Investors, News Corporation and NDS Holdco.

(b) Each undertaking in Schedule 1 constitutes an entirely separate undertaking. If one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the relevant Management Stockholder.

(c) Each Management Stockholder, having obtained professional advice, acknowledges and agrees that the undertakings in Schedule 1 are no more extensive than is reasonable to protect the legitimate interests of the Group and of the other Stockholders.

(d) Each Management Stockholder acknowledges that damages may not be an adequate remedy for any breach of the undertakings given by him in Schedule 1 and that the Company (for itself and as agent and trustee for each member of the Group) and each of the Investors and News Corporation and NDS Holdco shall be entitled to seek (in addition to damages) the remedies of injunction, specific performance and any other equitable relief for any threatened or actual breach of such undertakings.

(e) Each Management Stockholder who is a director undertakes for the benefit of News Corporation, NDS Holdco, the Investors and the Company that he or she will procure that none of the actions described in Section 2.8 hereof is carried out other than in accordance with the terms of Section 2.8.

ARTICLE XI

REGISTRATION RIGHTS

11.1 Registration in Non-U.S. Jurisdictions

In the event that the Company effects a European Qualifying IPO or any Qualifying IPO by other Registration pursuant to this Agreement which does not result in (A) the listing of its Ordinary Shares on a nationally recognized securities exchange in the United States or approval for quotation in the National Association of Securities Dealers Inc. automated quotation system; (B) a listing of its Ordinary Shares on a Recognized Investment Exchange in the European Union or Switzerland, but rather a listing on an internationally recognized securities exchange outside of the United States, the European Union and Switzerland, then it shall endeavor to exercise its commercially reasonable efforts to take such steps, if any, consistent with customary market practice so that the Ordinary Shares are freely transferable in such listed market without transfer restrictions imposed by the securities or similar laws of such jurisdiction; provided, however that the Company shall not be required in connection therewith, as a condition thereof, to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject itself to taxation as doing business in any jurisdiction.

11.2 Registration in the United States

In the event that the Company effects a Qualifying IPO or any other Registration pursuant to this Agreement which results in the listing of its Ordinary Shares on a nationally recognized securities exchange in the United States, then (a) the provisions set forth in Exhibit B hereto shall govern such Qualifying IPO or Registration and (b) thereafter the Company will provide registration rights to the Investor Group and the News Group with respect to their Registrable Securities, as set forth in Exhibit B.

11.3 Registration in the European Union or Switzerland

In the event that the Company effects a European Qualifying IPO or any other Registration pursuant to this Agreement which results in the listing of its Ordinary Shares on a Recognized Investment Exchange in the European Union or Switzerland, then (a) the provisions set forth in Exhibit C hereto shall govern such European Qualifying IPO or Registration and (b) thereafter the Company will provide registration rights to the Investor Group and the News Group with respect to their Registrable Securities, as set forth in Exhibit C.

11.4 Limitation on Subsequent Registration Rights

From and after the date of this Agreement, the Company will not, without the prior written consent of the Investors and News Corporation, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are equivalent to or more favorable than the registration rights granted to holders of Registrable Securities hereunder, or which would reduce the amount of Registrable Securities the holders can include in any registration filed pursuant to this Agreement, Exhibit B or Exhibit C, unless such rights are subordinate to those of the Investor Group and the News Group.

ARTICLE XII

ADDITIONAL STOCKHOLDERS

12.1 Transferees of Stockholders or the Company

No Transfers of Company Shares may be made (and shall not be effective) by any Stockholder to a Permitted Transferee or to any Third Party unless in each case prior to such Transfer any such transferee agrees in writing to be bound (to the same extent as contemplated with respect to the Stockholder transferring such Company Shares) by the terms and conditions of this Agreement, including in the case of any transferee of any member of the Investor Group, agreeing to be bound by the representations, warranties, covenants and agreements contained in Section 10.2 to the same extent as if such transferee were a member of the Investor Group, pursuant to a supplementary agreement (including a deed of adherence in the form attached hereto as Exhibit F) reasonably satisfactory in form and substance to the Board. At any time from and after any Transfer by a member of the Investor Group of any of the Company Shares issued to the Investor Group at Closing (the “Investor Shares”), the holders of more than 50 per cent. of the then outstanding Investor Shares may waive or exercise any of the rights, powers and privileges applicable to the Investor Shares and may bind the holders of all the Investor Shares pursuant to such exercise or waiver. The Board may, as a condition to any original issuance of Company Shares to a person who or which is not at such time a Stockholder, require that such person agree in writing to be bound by the terms and conditions of this Agreement pursuant to a supplementary agreement (including a deed of adherence in the form attached hereto as Exhibit F) reasonably satisfactory in form and substance to the Board. Upon entering into such supplementary agreement, such transferee, subscriber or purchaser of Company Shares shall be deemed to be a Stockholder for all purposes of this Agreement. The provisions of this Section 12.1 shall not apply to any Transfer made pursuant to a public offering of Company Shares, including in connection with the exercise by any Stockholder of its rights pursuant to Article XI and/or (A) Exhibit B hereto or (B) Exhibit C hereto or in connection with the exercise by the Investors of their rights pursuant to Article VII hereof.

12.2 New Stockholders

Each member of management or other employee of the Group who becomes a holder of Company Shares after the date hereof shall be deemed, upon the execution of a supplementary agreement described below, to have the same rights and obligations as a Management Stockholder for purposes of this Agreement. The Company shall not issue Company Shares to any member of management or other employee of the Group unless the person to whom the Company Shares are to be issued or Transferred agrees in writing to be bound by the terms and conditions of this Agreement pursuant to a supplementary agreement reasonably satisfactory in form and substance to the Board; upon entering into such agreement, such member of management or other employee of the Group shall be deemed to be a Management Stockholder for all purposes of this Agreement.

12.3 Supplemental Agreements

Each supplementary agreement referred to in Sections 12.1 and 12.2 above, shall become effective upon its execution by the Company and the new holder of Company Shares and it shall not require the signatures or the consent of the other Stockholders (or their respective Permitted Transferees). The supplementary agreement between the Company and any new holder of Company Shares may modify some of the terms and conditions of this Agreement as they affect the rights and obligations of the new holder of Company Shares, provided that the modified terms and conditions shall be no less favorable to the other Stockholders (or their respective Permitted Transferees) than the terms and conditions set forth in this Agreement.

ARTICLE XIII

STOCK LEGENDS

13.1 Stock Certificate Legend

A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each of the Stockholders agrees that the following two legends shall be placed on the certificates representing any Company Shares owned by them:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND CERTAIN OTHER CONDITIONS, AS SPECIFIED IN A STOCKHOLDERS AGREEMENT DATED AS OF [•], 2008 (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF NDS GROUP LIMITED (TOGETHER WITH ITS SUCCESSORS, THE “COMPANY”) AND WHICH WILL BE MAILED TO A STOCKHOLDER WITHOUT CHARGE WITHIN FIVE DAYS AFTER RECEIPT BY THE COMPANY OF A WRITTEN REQUEST THEREFOR FROM SUCH STOCKHOLDER). THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL

OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT, INCLUDING IN THE CASE OF ANY HOLDER OF THIS CERTIFICATE THAT IS A TRANSFEREE OF ANY MEMBER OF THE INVESTOR GROUP, AGREEING TO BE BOUND BY THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN SECTION 10.2 OF SUCH STOCKHOLDERS AGREEMENT TO THE SAME EXTENT AS IF SUCH HOLDER WERE A MEMBER OF THE INVESTOR GROUP.

NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT PURSUANT TO THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND, EXCEPT AS OTHERWISE PROVIDED IN SUCH AGREEMENT, (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE “SECURITIES LAWS”) OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF THE SECURITIES LAWS. WITHOUT LIMITATION TO THE FOREGOING, ANY TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE WHICH COULD REASONABLY BE LIKELY TO CAUSE THE COMPANY TO BE TREATED AS A “CONTROLLED FOREIGN CORPORATION” WITHIN THE MEANING OF SECTION 957 OF THE CODE SHALL BE VOID AB INITIO AND OF NO EFFECT.”

All Stockholders shall be bound by the requirements of such legends to the extent that such legends are applicable.

In addition the share certificates in respect of the Additional Ordinary Shares shall include the following additional legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ADDITIONAL ORDINARY SHARES FOR THE PURPOSES OF THE STOCKHOLDERS AGREEMENT AND THE ARTICLES OF ASSOCIATION OF THE COMPANY”.

In addition, the share certificates in respect of the Mandatory Ordinary Shares shall include the following additional legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE MANDATORY ORDINARY SHARES FOR THE PURPOSES OF THE STOCKHOLDERS AGREEMENT AND THE ARTICLES OF ASSOCIATION OF THE COMPANY”.

ARTICLE XIV

TERM OF AGREEMENT

14.1 Term

This Agreement shall be perpetual, unless terminated by any of the following events: (a) a Qualifying IPO effected in accordance with the terms of this Agreement; (b) other than with respect to Section 10.2, a sale of all of the assets or equity interests in the Company to a Third Party (whether by merger, consolidation, sale of assets or securities or otherwise) in accordance with terms of this Agreement; (c) other than with respect to Section 10.2, in respect of a Stockholder, upon such Stockholder ceasing to hold any Company Shares (it being understood that references in this Agreement to “Investor Group” shall not include any person that has never held Company Shares or, except for purposes of Section 10.2, a person who ceases to hold Company Shares); and (d) the mutual written consent of News Corporation and the Investors; provided that, in the event of a Qualifying IPO, the provisions of Articles X, XI, XIII and XVI (other than each of Section 10.2 and Section 16.1 and 16.6, which shall survive indefinitely, and Section 16.4 which shall survive for the period contemplated by its terms) of this Agreement shall continue in full force and effect until the occurrence of the events set forth in parts (b) or (d) above and, upon consummation of such Qualifying IPO, shall be set forth in a new agreement (containing only such provisions) by and among the parties hereto, subject to the rules and regulations of any securities exchange or quotation system on which the Company’s securities are listed or quoted for trading and other applicable laws and regulations.

ARTICLE XV

UK TAX MATTERS

15.1 Certain Definitions

For purposes of this Article XV:

(a) The term “Chapter IV” means Chapter IV Part X of ICTA 1988 as supplemented by Schedule 18 of Finance Act 1988;

(b) The term “Claimant Company” means the company that is “the claimant company” (as defined in Section 402(1) ICTA 1988) in respect of an amount surrendered in accordance with this Article XV

(c) The term “Claimant Stockholder” means the Stockholder that is the Claimant Company in respect of an amount surrendered in accordance with Section 13.2(a) or that is a member of the same group of companies as the Claimant Company;

(d) The term “Consortium Relief” means any consortium relief in respect of losses of a company or other amounts eligible for relief which may be available to either of the Stockholders or any member of the same group of companies as a Stockholder pursuant to sections 402 to 413 ICTA 1988;

(e) The term “HMRC” means the HM Revenue and Customs;

(f) The term “ICTA 1988” means the UK Income and Corporation Taxes Act 1988;

(g) The term “ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

(h) The term “PAYE” means the rules and regulations governing the obligation of an employer or other person to account for :

(i) income tax as mentioned in Part II of ITEPA or the regulations made under section 684 ITEPA or otherwise; and

(ii) National Insurance Contributions;

(i) The term “Employees NIC” means Primary Class 1 National Insurance Contributions;

(j) The term “Employers NIC” means Secondary Class 1 National Insurance Contributions;

(k) The term “member of the same group of companies” shall mean a company which is a member of a group of companies (defined in section 413(3)(a) ICTA 1988) of which the respective Stockholder is a member;

(l) The term “Rate of Corporation Tax applicable to the Relevant Accounting Period” means:

(i) the full rate of corporation tax (ignoring any application of section 13 of ICTA 1988) applicable to such Relevant Accounting Period or where more than one rate is applicable, the average rate over that Relevant Accounting Period calculated on a time basis; or, where the Company is the Claimant Company,

(ii) the effective rate of corporation tax that would have been payable by the Company for the Relevant Accounting Period in the absence of any Consortium Relief for that period, if lower and for these purposes “effective rate of corporation tax” means the quotient found by dividing the actual amount of corporation tax that would have been payable by the Company in respect of its profits for the Relevant Accounting Period (absent any Consortium Relief) by the amount of such profits, expressed as a percentage;

(m) The term “Relevant Accounting Period” means an accounting period within the meaning of section 12 ICTA 1988’;

(n) The term “Relief” means any loss, allowance, credit, deduction, set-off, relief, exemption or other relief of a similar nature granted by or available in relation to Tax pursuant to any legislation or otherwise and any repayment or right to a repayment of Tax;

(o) The term “Surrendering Company” means the company that is “the surrendering company” (as defined in section 402(1) ICTA 1988) in respect of an amount surrendered in accordance with this Article XV;

(p) The term “Surrendering Stockholder” means the Stockholder that is the Surrendering Company in respect of an amount surrendered in accordance with Section 13.2(c) or that is a member of the same group of companies as that Surrendering Company;

(q) The term “VAT” means value added tax and all comparable taxes within the European Union or elsewhere;

(r) The term “Tax Authority” means any revenue, customs or fiscal governmental, state, community, municipal or regional authority, body or person anywhere in the world competent to impose or collect Tax;

(s) The term “Tax or Taxation” means all governmental, state, community, municipal or regional taxes, levies, imposts, duties, charges, deductions, withholdings and social security contributions of any kind arising in any part of the world including, without limitation:

(i) corporation tax, income tax, capital or chargeable gains tax, inheritance tax, value added tax, national insurance contributions, capital duty, stamp duty, stamp duty reserve tax, stamp duty land tax, transfer taxes, insurance premium tax, landfill tax, climate change levy, aggregates levy, withholdings and deductions in respect of tax, duties of customs and excise and all taxes on gross and net income, profits or gains, receipts, sales, use, occupation, franchise, added value, personal property or net worth; and

(ii) all penalties, charges, costs and interest included in or relating to any tax.

15.2 Consortium Relief

(a) In the event that any Claimant Stockholder is entitled to claim Consortium Relief from the Company under Chapter IV in respect of any Relevant Accounting Period, the Claimant Stockholder may request that the Company surrender Consortium Relief to it by written notification to the Company (with a copy to the other Stockholder(s)) setting out the amount of Consortium Relief that the Claimant Stockholder wishes to be surrendered to it by the Company and, subject to the remaining provisions of this Article XV including, without limitation, Section 15.2(b), the Stockholders shall consent to any such surrender and take such action as is requisite to procure that the Company surrenders such Consortium Relief.

(b) No Stockholder shall be obliged to consent to any surrender of Consortium Relief pursuant to Section 15.2(a) and the Company shall not be obliged to make any surrender of Consortium Relief pursuant to Section 15.2(a) if and to the extent that the Stockholder or the Company reasonably believes that:

(i) the Company is, or will be, or as a result of the surrender will become liable for corporation tax in respect of the Relevant Accounting Period and will be able to utilize the losses itself in the Relevant Accounting Period;

(ii) the Company is able to sell or otherwise monetise the losses for an amount in excess of the amount that would be payable in respect of the surrender pursuant to Section 15.3; or

(iii) the amount of Consortium Relief claimed exceeds the amount that is permitted to be surrendered under Chapter IV.

Where any amount of Consortium Relief claimed exceeds the amount that is permitted to be surrendered by the Company under Chapter IV in the Relevant Accounting Period, the amount requested under Section 15.2(a) shall be deemed to be reduced automatically to such amount (if any) as is permitted to be surrendered by the Company under Chapter IV in the Relevant Accounting Period.

(c) A Surrendering Stockholder may offer to surrender Consortium Relief to the Company by written notification to the Company (with a copy to the other Stockholder(s)) in respect of any Relevant Accounting Period of the Surrendering Stockholder of such amount as is permitted under Chapter IV. Subject to the remaining provisions of this Article XV including, without limitation, Section 15.2(d), the Stockholders shall consent to any such surrender and take such action as is requisite to procure that the Company accepts such Consortium Relief.

(d) No Stockholder shall be obliged to consent to any surrender of Consortium Relief pursuant to Section 15.2(c) and the Company shall not accept surrenders of Consortium Relief pursuant to Section 15.2(c) if and to the extent that the Company’s corporation tax liability can be relieved in the Relevant Accounting Period by credit for tax paid or suffered by it, in any jurisdiction outside the United Kingdom or by using any other available Relief.

15.3 Payment for Consortium Relief

The Company as the Claimant Company shall be liable to pay for a surrender of Consortium Relief, an amount equal to the Consortium Relief surrendered multiplied by the Rate of Corporation Tax applicable to the Relevant Accounting Period but no payment for Consortium Relief shall be made until the later of:

(a) the normal due date or dates for payment of corporation tax by the Company in respect of the profits sheltered by the surrendered Consortium Relief, and in the case of payment of corporation tax by installments shall mean fifteen (15) days after the payment of the last installment of corporation tax in respect of the Relevant Accounting Period; and

(b) seven (7) days after a notice requiring payment and setting out how the sum demanded is calculated has been given to the Company.

15.4 Refund of payment for Consortium Relief

If and to the extent that a payment is made for Consortium Relief and such Consortium Relief is unavailable or denied then to the extent of such unavailability or denial the appropriate proportion of the payment made for such unavailable or disallowed Consortium Relief shall be refunded (to the extent that it has already been paid to the recipient of the payment) by the recipient of the payment immediately upon determination of any action pursuant to Section 15.6.

15.5 Interest

Payments for Consortium Relief and any adjustments thereto shall carry interest at the rate of two (2) per cent per annum above the base lending rate of Barclays Bank plc from time to time from the due date for payment to the date on which such payment for Consortium Relief is actually made or such adjustment is paid.

15.6 Communication with HMRC

If HMRC does not accept any particular surrender of Consortium Relief whether in whole or in part, then the Claimant Company may take, and direct the Surrendering Company to take, such action as may be reasonable with a view to establishing to the satisfaction of HMRC that such Consortium Relief has been validly surrendered and claimed. The Claimant Company will keep the parties informed as to the content of all correspondence and discussions with HMRC relevant to the surrender. The cost of taking any such action (including any interest or penalties arising as a result of late payment of tax) shall be borne by the relevant Surrendering Stockholder.

15.7 Groups of Companies

Where any Surrendering Company is not a party to this Agreement, the party which is a member of the same group of companies as to Surrendering Company shall procure that the Surrendering Company shall take all steps contemplated by this Article XV as if the Surrendering Company were a party to this Agreement.

15.8 Maintenance of Consortium

Each Stockholder shall, until this Agreement is terminated, only seek to claim Consortium Relief provided that:

(a) such Stockholder and the Company are treated as resident only in the United Kingdom for United Kingdom tax purposes;

(b) all Company Shares held by each Stockholder from time to time are held as beneficial owner;

(c) all Company Shares held by each Stockholder from time to time will not be held such that a profit on a sale of such shares would be treated as a trading receipt; and

(d) no one Stockholder owns, beneficially, more than seventy-five per cent. (75 per cent.) or less than five per cent. (5%) of the ordinary share capital (as defined in Section 832 ICTA 1988) of the Company.

15.9 Value Added Tax

The Company shall not apply to HMRC to be a member of a group registration for VAT purposes other than a registration comprising only the Company and its subsidiaries.

(a) The parties hereby agree that (notwithstanding any repetition in any other part of this Agreement and without double counting):

(i) except where it is expressly stated to be inclusive of VAT, any sum set out in this Agreement or otherwise payable by any party to any other party pursuant to this Agreement shall be deemed to be exclusive of any VAT which is chargeable on the supply (or supplies) for which such sum is (the whole or part of) the consideration for VAT purposes;

(ii) where, for the purposes of any provisions of this Agreement, any amount is to be determined or calculated by reference to any amount received or to be received by any person, such part of such latter amount as represents VAT shall be excluded for the purposes of such determination or calculation;

(iii) where, for the purposes of any provisions of this Agreement (including, without limitation, any provisions concerning reimbursement, indemnification or compensation), any amount is to be determined or calculated by reference to any amount incurred or to be incurred by any person, such part of such latter amount as represents VAT in respect of which such person is entitled to credit or repayment from HMRC shall be excluded for the purposes of such determination or calculation;

(iv) if any party (the “Paying Party”) has paid any amount in respect of VAT pursuant to the provisions of this Agreement on any supply made to it by any other party (the “Payee Party”), and the value of such supply for VAT purposes is subsequently reduced (by virtue of the payment of a rebate or otherwise), the Payee Party shall (unless the parties agree not to do so and it is permitted by applicable law or published notice not to do so) repay to the Paying Party an amount equal to the difference between such amount in respect of VAT paid by the Paying Party and the amount of VAT actually chargeable on such supply (taking into account such reduction in value), such repayment to be made within three (3) days after, and to the extent that, the Payee Party obtains credit and/or repayment from a Tax Authority in respect of the relevant VAT, and the Payee Party shall use all reasonable endeavors to obtain such credit and/or repayment; and

(v) any reference in this Agreement to any person shall when construing any provision for the purposes of VAT (where appropriate) be deemed, at any time when such person is a member of a group , to include a reference to the representative member of such group at such time.

15.10 Transfer Taxes

Each Stockholder undertakes to promptly pay and account for any stamp duties, transfer and registration taxes (including penalties and interest) in respect of any acquisition of their Company Shares or any other transaction contemplated in this Agreement.

15.11 Taxation of Management Stockholders and holders of Employee Share Options

(a) Each Management Stockholder who is resident in the UK for UK tax purposes agrees to enter into joint elections with the Company under section 431(1) of ITEPA in respect of and within 14 days of acquiring such securities.

(b) Each Stockholder will procure, so far as they are able as holders of Company Shares, that the Company enters into a joint election with the Company under section 431(1) of ITEPA in respect of and within 14 days of acquiring such securities referred to in Section 15.11(a).

15.12 Withholding

(a) If a Stockholder (“Payor”) is required by law to make a deduction or withholding from any payment made under this Agreement to another Stockholder (the “Payee”) such Payor shall pay to the Payee such sum as will, after the making of any deduction or withholding, leave the Payee with the same amount as it would have received had no deduction or withholding been made.

(b) If any sum payable by a Payor to a Payee in respect of a claim for breach of this Agreement or for any indemnity or reimbursement of costs (other than deductible costs) thereunder (and excluding, for the avoidance of doubt, any claim in respect of interest on any such amount) shall be subject to Tax in the hands of the Payee, the same obligation to make an increased payment as is referred to in Section 15.12(a) shall apply in relation to such Taxation liability.

(c) If a Payor pays an increased amount in accordance with Section 15.12(a) or Section 15.12(b), in respect of which a Payee obtains a credit or relief, the Payee shall reimburse the Payor such amount as the Payee shall (acting in good faith) determine as leaving the Payee in the same position as the Payee would have been in had no such deduction or withholding been made or, as applicable, had the sum in question not been subject to Tax, but only to the extent that the Payee can do so without prejudicing the retention of any credit or relief obtained as a result of the relevant deduction or withholding.

15.13 Certain Other Matters.

Each Stockholder and the Company agrees to devote reasonable resources to the matters dealt with in this Article XV and to provide such information, assistance and cooperation to the Company or to any other Stockholder as may reasonably be requested by the Company or such Stockholder in order to give full effect to the matters contemplated by this Article XV and/or to assist the Company or such Stockholder to comply with its Tax reporting obligations insofar as such Tax reporting obligations relate to the Tax affairs of the Company or the relevant Stockholder’s holding of Ordinary Shares in the Company. Each Stockholder further agrees that in the event that any Stockholder, acting reasonably, considers that: (a) the way in which the Company is conducting or proposing to conduct tax affairs; or (b) any material transaction contemplated by the Company is likely to materially prejudice the Company’s or the relevant Stockholder’s future relationship with any Tax Authority or to materially adversely affect that Stockholder’s Tax position, it will take into account that Stockholder’s reasonable comments and cooperate with that Stockholder with a view to finding an alternative means of conducting the Company’s tax affairs or an alternative way of structuring the transaction in question that is mutually acceptable to the Company and any relevant Stockholders, having regard to their respective interests and, in the case of the Stockholders, to their relative holdings of Ordinary Shares and provided always that nothing in this Section 15.13 shall oblige the Company or any Stockholder to take or omit to take any step where it considers in its reasonable opinion that such step or omission would be dishonest, fraudulent or contrary to law or generally accepted accounting principles or to submit any document to any Tax Authority that it considers in its reasonable opinion to be inaccurate, false or misleading in any material respect.

ARTICLE XVI

MISCELLANEOUS

16.1 Confidentiality

(a) Except with the prior written consent of News Corporation and the Investors (which consent may not be unreasonably withheld) and except as otherwise required by law or the listing requirements of any securities exchange on which the securities of any Stockholder are then traded, each member of the Investor Group or the News Group shall, and shall cause each of its Representatives to (a) hold in strict confidence all confidential, proprietary or other non-public information or trade secrets relating to the Group or the Group’s assets or operations (the “Confidential Information”), and (b) not release or disclose in any manner whatsoever to any other person any such Confidential Information; provided that

(i) the foregoing provisions shall not apply to any disclosure, to the extent reasonably required:

to those of such person’s auditors, attorneys and other Representatives who agree to be bound by the provisions of this Section 16.1; or

to any other persons in connection with any actions to be taken pursuant to Article VII of this Agreement;

(ii) the foregoing provisions shall not apply where such member of the Investor Group or the News Group or any of its Representatives is compelled to disclose such Confidential Information, in the reasonable judgment of its counsel, by judicial or administrative process or is required to be disclosed pursuant to any regulatory obligation (provided that, where permissible and practical, prior written notice of such disclosure is given to the Company and any such disclosure is limited to only that portion of the Confidential Information which such person is compelled to disclose);

(iii) the term “Confidential Information” shall not include information:

(X) which is or becomes generally available to the public other than as a result of disclosure of such information by such Stockholder or any of its Representatives;

(Y) becomes available to the recipient of such information on a non-confidential basis from a source which is not, to the recipient’s knowledge, bound by a confidentiality or other similar agreement, or by any other legal, contractual or fiduciary obligation which prohibits disclosure of such information to the other parties hereto; or

(Z) which can be demonstrated to have been developed independently by the Representatives of such recipient which Representatives have not had any access to any information which would otherwise be deemed to be “Confidential Information” pursuant to the provisions of this Section 16.1 or which was disclosed pursuant to Section 10.1;

(iv) the foregoing provisions shall not apply to any disclosure by the Investors or any of their Representatives in accordance with Section 16.1(b) or in connection with the exercise by any Stockholder of its rights pursuant to Article XI and/or (1) Exhibit B hereto or (2) Exhibit C hereto or in connection with the exercise by the Investors or News Corporation of their respective rights pursuant to Article VII hereof; and

(v) each of the Stockholders acknowledges and agrees that any information they may receive from the Company in its reports to Stockholders or on site and inspection visits made pursuant to Section 10.1 is, in each case, confidential, proprietary and non-public in nature.

(b) Notwithstanding anything to the contrary in this Agreement, at any time after the third (3 rd) anniversary of Closing (in the case of the Investors) or the fifth (5th) anniversary of Closing (in the case of News Corporation), the Investors or News Corporation and their respective Representatives may, solely for the purposes of engaging in good faith discussions regarding the disposition to a Third Party of any of the Company Shares held by the Investors or News Corporation, as applicable, provide Confidential Information to no more than three (3) Third Parties (or such higher number as News Corporation or the Investors (as relevant) may agree) (it being understood and agreed that (unless News Corporation or the Investors agree otherwise) each such Third Party shall be a financial investor or purchaser and no such Third Party shall be engaged, directly or indirectly, or hold any direct or indirect equity interest in any person engaged, directly or indirectly, in any material line of business conducted by the Company at the time such information shall be provided) and their respective Representatives, if, and only if, (i) each such Third Party shall have entered into a customary confidentiality agreement with the Company in form and substance reasonably satisfactory to each of the Company, the Investors and News Corporation and (ii) solely in the case of the Investors, with respect to each such Third Party, the Investors shall have demonstrated by competent evidence, in a form reasonably satisfactory to each of the Company and News Corporation, that (1) neither such Third Party nor any person who could reasonably be considered as indirectly or constructively owning under section 958 of the Code any equity interests in the Company owned by such Third Party is or will be at any time a “U.S. shareholder” of the Company as defined in section 951(b) of the Code and (2) the Transfer by the Investors of Company Shares to such Third Party would not otherwise be void ab initio and of no effect pursuant to Article 40 of the Articles of Association.

16.2 Specific Performance

Each of the Stockholders acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party or parties would be irreparably harmed, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that (x) in the event of a breach of any provision of this Agreement, the aggrieved party shall be entitled to specific performance of this Agreement and to enjoin any continuing breach of this Agreement (without the necessity of proving actual damages and without posting bond or other security), in addition to any other remedy to which such aggrieved party may be entitled at law or in equity, and (y) the Stockholders will waive the defense in any action for specific performance or other equitable relief that a remedy at law would be adequate.

16.3 Consent to Jurisdiction, Etc

Each of the parties hereto irrevocably and unconditionally (a) agrees that all suits, actions or other legal proceedings arising out of this Agreement or any of the transactions contemplated hereby (a “Suit”) shall be brought and adjudicated solely in the United States District Court in the State of New York, or, if such courts will not accept jurisdiction, in any court of competent civil jurisdiction sitting in the State of New York, (b) submits to the exclusive jurisdiction of any such court for the purpose of any such Suit and (c) waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claims that it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum or that the venue of such Suit is improper. Each of the parties hereto also irrevocably and unconditionally consents to the service of any process, summons, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 16.7 hereof and agrees that any such form of service shall be effective in connection with any such Suit; provided that nothing contained herein shall affect the right of any party to serve process, pleadings, notices or other papers in any other manner permitted by applicable Law. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in any Suit shall be conclusive and binding on such party and that such judgment may be enforced in any other jurisdiction, either within or outside of the United States, by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

16.4 Fees and Expenses

(a) In any legal action or proceeding (including, without limitation, any arbitration proceeding) brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other available remedy or relief to which such party or parties may be entitled. Subject to the preceding sentence, each party shall be responsible for all costs and expenses incurred by it in connection with such Stockholder’s investment in the Group, except that the Company shall be responsible for the costs and expenses of the Stockholders and their respective Representatives in the manner set forth on Exhibit E.

(b) On Closing, the Company shall pay the following fees in connection with the Transaction (x) $14,849,450 to News Corporation and (y) $15,455,550 to the Original Investors or to such persons as the Original Investors shall direct.

(c) The Company (or such other member of the Group as approved by the Investors and News Corporation) shall pay to each of Permira IV Managers L.P. (or such Permira Entity as it may direct) and News Corporation an annual monitoring fee of $1,000,000 (plus any value added tax if applicable) payable half yearly in arrears on 30 June and 31 December in each year, with the first payment being on 30 June 2009 and paid pro rata in respect of the period from the Effective Date (as defined under the Scheme) to that date.

(d) On the occurrence of a Change of Control Sale, Qualifying IPO or European Qualifying IPO, in the event that the Board shall by resolution agree (such resolution to be approved by at least one Class A Director and one Class B Director) to cause the Company to pay an exit fee, then such exit fee shall be paid to each of (1) the Original Investors or such Permira Entity as it may direct and (2) News Corporation, in an equal amount as is set forth in such resolution, which amount shall be calculated before any deduction or withholding of any tax, duty or impost (plus any value added tax, if applicable); provided, that amounts payable shall not exceed in the aggregate two (2) percent of the Deemed Exit Proceeds (before deduction of Exit Costs) (as such terms are defined in the Articles of Association) of the Company upon the relevant event.

16.5 Headings; No Third Party Beneficiaries

The headings and captions contained herein are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein, the covenants, agreements and other provisions contained in this Agreement are for the sole benefit of the parties hereto and their permitted successors and assigns, and they shall not be construed as conferring, and are not intended to confer, any rights, remedies or other benefits hereunder on any other persons. Neither this Agreement nor any purchase or sale of Company Shares shall create, or be construed or deemed to create, any right to employment in favor of the Management Stockholder or any other person by the Group.

16.6 Entire Agreement

This Agreement, the implementation agreement (the “Implementation Agreement”), dated as of August 14, 2008, by and among News Corporation, the Investors and the Company (and each of the schedules, exhibits and annexes to each of the foregoing), the Management Investment Agreement , the Articles of Association, the Service Agreement and the service agreement between the Company and Dr. Abe Peled, dated     , 2008, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein. This Agreement, the Implementation Agreement, the Management Investment Agreement (and each of the schedules, exhibits and annexes to each of the foregoing) the Articles of Association and the Service Agreement supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

16.7 Notices

All notices, requests, instructions or and other communications to be given hereunder by any party hereto to another party hereto shall be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally or shall be deemed duly given on the second Business Day following the date on which such notice, request, instruction or other communication is sent by registered or certified mail or airmail (in each case, to the extent applicable, postage prepaid, return receipt requested) or by Federal Express or other similar courier service (i) to the Company or any member of the Investor Group or the News Group at the addresses set forth below, (ii) in the case of a Permitted Transferee, to the address set forth in the written agreement executed pursuant to Article XII hereof, (iii) if to a Management Stockholder, as listed on the signature page hereto, or, if not so listed, to it at its address as reflected in the stock records of the Company, or (iv) in the case of any member of management or other employee of the Group who becomes a holder of Company Shares or options to acquire Company Shares after the date hereof, to the address set forth in the written agreement executed pursuant to Article XII hereof:

If to the Company, at:

NDS Group plc

1 Heathrow Boulevard

286 Bath Road

West Drayton

Middlesex

UB7 0DQ

United Kingdom

Attention: General Counsel

With copies to:

Allen & Overy LLP

One Bishops Square

London

E1 6AO

United Kingdom

Attention: Jeremy Parr

If to News Corporation, to:

News Corporation

1211 Avenue of Americas

New York, NY 10036

United States

Attention: Group General Counsel

With copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

United States

Attention:    Lou R. Kling

                    Howard L. Ellin

And to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank St

Canary Wharf

London

E14 5DS

United Kingdom

Attention:    Michael E. Hatchard

                     John Adebiyi

If to Investor 1, to:

Nuclobel Lux 1 S.ár.l.

282 route de Longwy

L-1940 Luxembourg

Attention: Séverine Michel

If to Investor 2, to:

Nuclobel Lux 2 S.ár.l.

282 route de Longwy

L-1940 Luxembourg

Attention: Séverine Michel

In the case of Investor 1 and Investor 2 with copies to:

Clifford Chance LLP

10 Upper Bank Street

London

E14 5JJ

United Kingdom

Attention:    Matthew Layton

                     Jonny Myers

And to

Permira Advisers LLP

20 Southampton Street

London

WC2H 7QH

United Kingdom

Attention:    Ian Sellars

                    Richard Sanders

provided that in the event any of the parties referred to above desires to designate another address to which such notices should be sent to such party, such party may designate such other address by giving notice to the other parties hereto in writing as set forth in this Section 16.7 (provided that any change of address shall be effective only upon receipt thereof).

16.8 Applicable Law; Waiver of Jury Trial

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THE PARTIES SUBJECT HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.8.

16.9 Severability

The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

16.10 Successors; Assigns; Transferees; Amendments; Waivers

(a) The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Notwithstanding the foregoing, this Agreement may not be amended, modified or supplemented, no waivers of, consents to or departures from the provisions hereof may be given, and neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or any Stockholder without the prior written consent of each of (i) the Company (by resolution of the Board in accordance with Section 2.8 hereof), (ii) News Corporation and (iii) the Investors; provided that, the prior written consent of any Management Stockholder shall be required for any amendment, modification, supplement or waiver that materially adversely effects the rights of such Management Stockholder hereunder, and no consent of any Management Stockholder shall be required for any other amendment, modification supplement or wavier.

(b) The rights and remedies of the Stockholders and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right.

16.11 Defaults; No Circumvention of Agreement

A default by any party to this Agreement in such party’s compliance with any of the conditions or covenants hereof or performance of any of the obligations of such party hereunder shall not constitute a default by any other party. No Stockholder or any of its Permitted Transferees may do indirectly, through the sale of capital stock of its or their subsidiaries or otherwise, that which is not permitted by this Agreement (including, without limitation, the provisions of Articles III, IV and VII hereof).

16.12 Further Assurances

Each party hereto or person subject hereto shall do and perform or cause to be done and performed all such further acts and things (including, if relevant, the exercise of its Stockholders Rights) and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or person subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

16.13 Counterparts

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

16.14 Recapitalization, etc

Except as otherwise provided in this Agreement, the provisions of this Agreement shall apply to any and all shares in the capital of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for, or in substitution of, any Company Shares by reason of any reorganization, any recapitalization, reclassification, merger, consolidation, partial or complete liquidation, sale of assets, spin-off, stock dividend, split, distribution to stockholders or combination of the Company Shares or any other change in the Company’s capital structure, in order to preserve fairly and equitably as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

16.15 Interpretation

Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (a) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or paragraph hereof; (b) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the word “including” means “including without limitation”; (e) the words “as of the date hereof” means “as of the date of this Agreement”; and (f) the words “finally determined” shall mean as finally determined by the Board. In the event that any provision of the Articles of Association conflicts with any provision of this Agreement, the terms of this Agreement shall govern.

16.16 Several Liability

Each of the parties hereby acknowledges that the obligations of the Investors (other than the obligations set forth in Section 10.2 of this Agreement, which shall be joint and several) under this Agreement are several (and not joint and several).

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the parties hereto as of the date first written above.

NUCLOBEL LUX 1 S.ÀR.L.

By:
Name:
Title:

NUCLOBEL LUX 2 S.ÀR.L.

By:
Name:
Title:

NEWS CORPORATION

By:
Name:
Title:

NDS HOLDCO INC.

By:
Name:
Title:

NDS GROUP LIMITED

By:
Name:
Title:

[Name, Title]

[Name, Title]

[Name, Title]

[Name, Title]

[Name, Title]